Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

      by and among

         ALLION HEALTHCARE, INC.,

          BIOMED HEALTHCARE, INC.,

     and

PARALLEX LLC

Dated March 13, 2008

TABLE OF CONTENTS

Page

ARTICLE 1 – THE MERGER	2
1.01 – The Merger	2
1.02 – Time and Place of the Closing	2
1.03 – Effective Time	2
1.04 – Certificate of Incorporation and Bylaws of the Surviving Corporation	2
1.05 – Directors and Officers	2

ARTICLE 2 – EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB	3
2.01 – Effect on the Shares of the Merger Sub Capital Stock	3
2.02 – Effect on Shares of the Company Common Stock	3
2.03 – Dissenting Shares	3
2.04 – Fractional Shares	4
2.05 – Tax and Accounting Consequences	4

ARTICLE 3 – CALCULATION AND PAYMENT OF THE EFFECTIVE TIME MERGER CONSIDERATION	4
3.01 – Effective Time Merger Consideration	4
3.02 – Payment Procedures	5
3.03 – Net Working Capital Adjustments	7

ARTICLE 4 – CALCULATION AND PAYMENT OF THE EARN OUT MERGER CONSIDERATION	9
4.01 – Earn Out Determination	9
4.02 – Earn Out Payment Mechanics	11

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF THE COMPANY	13
5.01 – Organization, Authority and Capacity	13
5.02 – Authorization of Transactions	13
5.03 – Absence of Conflicts; Required Governmental Filings and Consents	14
5.04 – Governing Documents	14
5.05 – Capitalization of the Company	14
5.06 – Financial Statements	15
5.07 – Absence of Changes	15
5.08 – No Undisclosed Liabilities	16
5.09 – Litigation	16
5.10 – No Violation of Law	16
5.11 – Title to and Sufficiency of Assets	17
5.12 – Real an Personal Property	17
5.13 – Intellectual Property	17
5.14 – Contracts and Commitments	18
5.15 – Employment and Labor Matters	19
5.16 – Employee Benefit Matters	20
5.17 – Insurance Policies	22
5.18 – Environmental Matters	23
5.19 – Taxes	24
5.20 – Licenses, Authorizations and Provider Programs	26
5.21 – Inspections and Investigations	27
5.22 – Certain Relationships	27
5.23 – Stark; Fraud and Abuse; False Claims; HIPAA	28
5.24 – Rates and Reimbursement Policies	29
5.25 – Controlled Substances	29
5.26 – Accounts Receivable; Inventories	29
5.27 – Business Relationships	29
5.28 – Absence of Certain Practices	30
5.29 – Subsidiaries, Investments and Predecessors	30
5.30 – Charter Provisions	31
5.31 – No Brokers	31
5.32 – Solvency	31
5.33 – Affiliate Transactions	31
5.34 – Indebtedness	31
5.35 – Information Supplied	31
5.36 – Statements True and Correct	31
ARTICLE 6 – REPRESENTATIONS AND WARRANTIES OF THE OWNER	32
6.01 – Ownership Interest Held and Conveyed	32
6.02 – Organization, Authority and Capacity	32
6.03 – Authorization and Validity	32
6.04 – Absence of Conflicting Agreements or Required Consents	32
6.05 – Interested Transactions	32
6.06 – Investment Representations; Restricted Securities	32
ARTICLE 7 – REPRESENTATIONS AND WARRANTIES OF PARENT	33
7.01 – Organization, Authority and Capacity of Parent	33
7.02 – Authorization of Transactions	33
7.03 – Absence of Conflicts; Required Governmental Filings and Consents	33
7.04 – Governing Documents	34
7.05 – Authority of Merger Sub	34
7.06 – Capitalization	34
7.07 – Parent Capital Stock	34
7.08 – Litigation	34
7.09 – Material Agreements	35
7.10 – Taxes	35
7.11 – Inspections and Investigations	35
7.12 – Stark; Fraud and Abuse; False Claims; HIPAA	36
7.13 – Controlled Substances	36
7.14 – SEC Filings; Parent Financial Statements; No Undisclosed Liabilities	36
7.15 – Debt Financing	37
7.16 – No Brokers	37
7.17 – Statements True and Correct	37
ARTICLE 8 – ADDITIONAL AGREEMENTS	37
8.01 – No Solicitation or Negotiation	37
8.02 – Audit	38
8.03 – Antitrust Notification; Consents of Governmental Authorities	38
8.04 – Agreement as to Efforts to Consummate	39
8.05 – Confidentiality; Public Announcements	40
8.06 – Resignations and Releases	40
8.07 – Filing the Certificate of Merger	40
8.08 – Notification of Changes	40
8.09 – Notice of Appraisal Rights and Stockholder Action by Written Consent in Lieu of Meeting	41
8.10 – Directors and Officers Indemnification	41
8.11 – Stockholder Meeting; Parent Proxy Statement	41
8.12 – Nasdaq Listing	42
8.13 – Debt Financing Transaction	42
8.14 – Certain Tax Matters	43
8.15 – Transition Services Agreement	45
8.16 – Nasdaq Guidance on Certificate of Designation	45
ARTICLE 9 – CONDUCT OF BUSINESS PRIOR TO THE CLOSING	46
9.01 – Access to Information	46
9.02 – Affirmative Covenants of the Company	46
9.03 – Negative Covenants of the Company	47
9.04 – Payment of RAM Capital Fees Prior to the Closing	48
ARTICLE 10 – CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	49
10.01 – Conditions to Obligations of Each Party	49
10.02 – Conditions to Obligations of Parent and Merger Sub	49
10.03 – Conditions to Obligations of the Company	52
ARTICLE 11 – TERMINATION	53
11.01 – Termination	53
11.02 – Effect of Termination	54
ARTICLE 12 – INDEMNIFICATION	54
12.01 – Indemnification by Owner	54
12.02 – Indemnification by Stockholders	54
12.03 – Indemnification by Parent	55
12.04 – Notice and Opportunity to Defend	56
12.05 – Indemnification Limits	56
12.06 – Survival; Insurance	58
12.07 – Adjustment to Earn Out	58
12.08 – Exclusive Remedy	58
ARTICLE 13 – CERTAIN DEFINITIONS	59
13.01 – Definitions	59
ARTICLE 14 – MISCELLANEOUS PROVISIONS	66
14.01 – Notices	66
14.02 – Stockholders’ Representative	67
14.03 – Further Assurances	68
14.04 – Waiver	68
14.05 – Assignment	69
14.06 – Binding Effect	69
14.07 – Headings	69
14.08 – Entire Agreement	69
14.09 – Governing Law; Severability	69
14.10 – Counterparts	70
14.11 – Brokers	70
14.12 – Expenses	70
14.13 – No Intention to Benefit Third Parties	70

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of March 13, 2008, by and among Allion Healthcare, Inc., a Delaware corporation (“Parent”), Biomed Healthcare, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Biomed America, Inc., a Delaware corporation (the “Company”), and Parallex LLC, a Delaware limited liability company (the “Owner”).

RECITALS

WHEREAS, the boards of directors of Parent, Merger Sub and the Company have approved the merger of the Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, and have determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of their respective stockholders;

WHEREAS, this Agreement and the Merger has been approved by the affirmative written consent of holders of at least a majority of the outstanding shares of the Company’s Common Stock (the “Requisite Consent”), in accordance with Section 228 of the DGCL (the “Requisite Consent Action”).  In addition, on the date of this Agreement the Owner and certain of the other Stockholders has executed a counterpart signature page to the Requisite Consent Action approving the terms of this Agreement (including, without limitation, the appointment of the Stockholders’ Representative as set forth in Section 14.02 below) and the Merger;

WHEREAS, the transactions described in this Agreement are subject to the termination or expiration of the waiting period required under the HSR Act and the satisfaction of certain other conditions set forth in this Agreement;

WHEREAS, concurrent with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub's willingness to enter into this Agreement, each of the Owner and Raymond A. Mirra, Jr. have entered into a restrictive covenant agreement with Parent and Merger Sub (copies of which are attached hereto as Exhibit A-1 through Exhibit A-2) that becomes effective automatically with the Closing;

WHEREAS, concurrent with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub's willingness to enter into this Agreement, Raymond A. Mirra, Jr. has entered into an indemnification agreement with Parent and Merger Sub (a copy of which is attached hereto as Exhibit B) that becomes effective automatically with the Closing;

WHEREAS, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(a) of the Code, and this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-1(c) of the Treasury Regulations and it is, therefore, contemplated and intended by the parties that the transactions contemplated by this Agreement will be non-taxable to the Company, and the receipt of Parent Capital Stock by the Stockholders will, therefore, be entitled to non-recognition treatment in accordance with Section 354 of the Code; and

WHEREAS, certain capitalized terms used in this Agreement and not defined elsewhere in this Agreement are defined in Article 13.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company agree as follows:

ARTICLE 1

THE MERGER

1.01           The Merger.  At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), (i) the Company shall be merged with and into Merger Sub, (ii) the separate corporate existence of the Company shall cease, and (iii) Merger Sub shall continue as the surviving corporation and a wholly owned subsidiary of Parent. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.  The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the respective Boards of Directors of the Company, Merger Sub and Parent and which will be approved on the date hereof by the stockholders of the Company.

1.02           Time and Place of the Closing.  Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York 10016, at 10:00 a.m., local time, on the date most promptly practicable following the satisfaction or waiver of the conditions set forth in Article 10 (other than those conditions requiring performance at the Closing), but in no event later than the third (3rd) business day following such date or (ii) at such other place and time and/or on such other date as the Company and Merger Sub may mutually agree in writing.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

1.03           Effective Time.  At the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the Company and Merger Sub and specified in the Certificate of Merger (the time at which the Merger becomes effective is hereinafter referred to as the “Effective Time”).

1.04           Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)           The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable Law and the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(b)           The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable Law and the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.05           Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable Law and the Surviving Corporation’s Certificate of Incorporation and Bylaws. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB

2.01           Effect on Shares of Merger Sub Capital Stock.  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall represent one (1) share of Common Stock of the Surviving Corporation.

2.02           Effect on Shares of the Company Common Stock.

(a)           Common Stock of the Company.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub, or the stockholders of any of the foregoing, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any Dissenting Shares, and (ii) those shares of Company Common Stock to be canceled pursuant to Section 2.02(b)) shall be converted into the right to receive, upon surrender of the certificates representing such Company Common Stock in the manner provided for in Section 3.02(d), from Parent in an amount equal to the Effective Time Per Share Merger Consideration and the Per Share Earn Out Payment, if applicable.  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled, and each holder of a certificate or certificates representing shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Effective Time Per Share Merger Consideration.  In addition, each holder of Company Common Stock shall be entitled to receive its Ownership Percentage of the Escrow Amount, which will be released pursuant to the terms of the Escrow Agreement.

(b)           Cancellation of Certain Shares of Common Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, the Company or Merger Sub, each share of Company Common Stock owned by the Company or any of its wholly-owned subsidiaries as treasury stock or otherwise immediately prior to the Effective Time shall automatically be canceled, and no cash or other consideration shall be delivered or deliverable in exchange for such shares of Company Common Stock.

2.03           Dissenting Shares.  The Owner hereby waives notice of and agrees not to seek or assert any dissenter's or appraisal rights, or any similar rights, to which the Owner would otherwise be entitled.  Notwithstanding anything in this Agreement to the contrary, but only in the circumstances and to the extent provided by the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by Stockholders who did not vote such shares in favor of the Merger or consent to the Merger in writing prior to the Effective Time and who shall have properly and timely delivered to the Company, as the case may be, a written demand for appraisal of their shares of the Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive, or be exchangeable for, the Effective Time Per Share Merger Consideration or the contingent right to receive a proportionate percentage of the Escrow Amount or the Earn Out Payment, if any.  Instead, the holders of Dissenting Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw such holder’s demand for payment of the fair value of such Dissenting Shares, or (ii) if any holder fails to establish and perfect such holder’s entitlement to the relief provided in Section 262 of the DGCL, then the rights and obligations of such holder to receive such fair value shall terminate, and such Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive, and to have become exchangeable for, the Effective Time Per Share Merger Consideration and a contingent right to receive a proportionate percentage of the Escrow Amount or the Earn Out Payment, if any.  The Company shall give Parent (i) prompt written notice of all demands for payment under Section 262 of the DGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under Section 262 of the DGCL.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any demands for payment under Section 262 of the DGCL, or agree to do any of the foregoing. If a holder of Company Common Stock demands appraisal of the fair value of shares of Company Common Stock under Section 262 of the DGCL after Closing and such shares become Dissenting Shares, and subsequently such holder receives payment for the fair value of such Dissenting Shares in lieu of the Effective Time Merger Consideration and the contingent right to receive a proportionate percentage of the Escrow Amount or the Earn Out Payment, if any, Parent shall be entitled to withdraw from the Effective Time Merger Consideration supplied to the Agent in accordance with Section 3.02(c) any portion of such Effective Time Merger Consideration with respect to such Dissenting Shares.

2.04           Fractional Shares.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock or Parent Preferred Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock or Parent Preferred Stock multiplied by the ten (10)-day average closing price immediately prior to the date of this Agreement.  No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

2.05           Tax and Accounting Consequences.  Each party hereby acknowledges and agrees that it has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

ARTICLE 3

CALCULATION AND PAYMENT OF THE EFFECTIVE TIME MERGER CONSIDERATION

3.01           Effective Time Merger Consideration.

(a)           The aggregate merger consideration (the “Effective Time Merger Consideration”) to be paid by Parent to the Stockholders at or prior to the Effective Time, subject to the post-Effective Time payment procedures set forth in Section 3.02(d) below and the post-Effective Time working capital adjustment set forth in Section 3.03(b) below, in consideration for all of the capital stock and rights thereto of the Company shall be:

(i)           3,380,869 shares of Parent Common Stock (the “Effective Time Common Stock Consideration Amount”); provided, however, that the Company and the Owner each acknowledge and agree that (A) in no event shall the number of shares of Parent Common Stock issued hereunder exceed nineteen and 9/10 percent (19.9%) of the total number of issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time (the “Common Stock Cap”) and (B) if for any reason whatsoever the number of shares of Parent Common Stock to be issued hereunder exceeds the Common Stock Cap, then any such excess shares shall be issuable to the Stockholders in the form of additional shares of Parent Preferred Stock and not Parent Common Stock;

(ii)           5,969,131 shares of Parent Preferred Stock (the “Effective Time Preferred Stock Consideration Amount”); provided, however, that the Company and the Owner each acknowledge and agree that the number of shares of Parent Preferred Stock issuable as part of the Effective Time Merger Consideration may increase pursuant to clause (B) of Section 3.01(a)(i) above; and

(iii)           Forty Eight Million Dollars ($48,000,000) in cash minus the Assumed Indebtedness Excess Amount, if applicable, minus the Escrow Amount and minus the Estimated Shortfall Amount, if applicable (the “Effective Time Cash Consideration Amount”).

(b)           In accordance with the payment procedures set forth in Section 3.02 below, at the Effective Time, each share of Company Common Stock shall be converted into the right to receive the following consideration (the “Effective Time Per Share Merger Consideration”):

(i)           that number of shares of Parent Common Stock determined by dividing the Effective Time Common Stock Consideration Amount (as such number may be adjusted pursuant to Section 3.01(a)(i) above) by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, not including those shares referenced in Section 2.02(b) above;

(ii)           that number of shares of Parent Preferred Stock determined by dividing the Effective Time Preferred Stock Consideration Amount (as such number may be adjusted pursuant to Section 3.01(a)(ii) above) by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, not including those shares referenced in Section 2.02(b) above; and

(iii)           that amount of cash determined by dividing the Effective Time Cash Consideration Amount by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, not including those shares referenced in Section 2.02(b) above.

(c)           On the Closing Date, the Company, the Owner, Parent and Merger Sub shall execute a certificate to document and certify the Assumed Indebtedness, the Estimated Shortfall Amount, if applicable, and any unpaid Company Transaction Expenses each as of the Closing Date, the Effective Time Merger Consideration and the amounts of cash, Parent Common Stock and Parent Preferred Stock payable to each Stockholder other than any such amounts payable in connection with the Earn Out Payment, if any (the “Effective Time Merger Consideration Certificate”).

(d)           Notwithstanding anything in Section 3.01(b) above to the contrary, Parent agrees to accommodate the Owner with regard to the Owner’s allocation of its Effective Time Per Share Merger Consideration among the shares of Company Common Stock held by the Owner at the time of the Closing.

3.02           Payment Procedures.

(a)           At or prior to the Effective Time, Parent shall deposit in an escrow account (the “Escrow Account”) with SunTrust Bank, as escrow agent (the “Escrow Agent”), an amount of cash equal to Four Million Dollars ($4,000,000) (the “Escrow Amount”).  The Escrow Account shall be held, invested and disbursed in accordance with the terms and conditions of the Escrow Agreement in substantially the form attached hereto as Exhibit 3.02 (the “Escrow Agreement”).

(b)           Each Stockholder that has surrendered prior to the Closing Date (an “Effective Time Surrendering Stockholder”) all of its certificate or certificates representing shares of Company Common Stock immediately prior to the Effective Time (the “Certificates”) shall be entitled to receive its portion of the Effective Time Merger Consideration at or prior to the Effective Time pursuant to this Section 3.02(b).  Any Certificates so surrendered prior to the Closing Date shall be endorsed for transfer or accompanied by stock powers in favor of Parent and shall be accompanied by such letter of transmittal duly executed and completed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions.  At or prior to the Effective Time, Parent shall (i) wire in immediately available funds to each Effective Time Surrendering Stockholder the cash portion of the Effective Time Merger Consideration payable to such Effective Time Surrendering Stockholder and      (ii) cause to be issued to each Effective Time Surrendering Stockholder a duly authorized and validly issued Parent Common Stock certificate and a duly authorized and validly issued Parent Preferred Stock certificate issuable to such Effective Time Surrendering Stockholder, for each share of Parent Common Stock and Parent Preferred Stock represented by the surrendered Certificates.

(c)           At or prior to the Effective Time, Parent shall supply or cause to be supplied to Parent’s transfer agent or other exchange agent selected by Parent (the “Agent”), in trust for the benefit of the holders of Company Common Stock other than the Effective Time Surrendering Stockholders and for exchange pursuant to subsection (d) below, the aggregate Effective Time Merger Consideration (in cash, Parent Common Stock and Parent Preferred Stock) less the portion of the Effective Time Merger Consideration that is paid to the Effective Time Surrendering Stockholders pursuant to subsection (b) above.

(d)           Promptly (and in no event more than three (3) business days) after the Effective Time, Parent shall mail to each holder of record of a Certificate, except for the Effective Time Surrendering Stockholders, (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal, in a form reasonably acceptable to Parent and the Company, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent, and (iii) instructions for use in surrendering such Certificates and receiving the Effective Time Per Share Merger Consideration in respect thereof.  After the Effective Time, each such holder of Company Common Stock shall surrender the Certificate or Certificates representing shares of Company Common Stock owned by such Stockholder to the Agent.  Within three (3) business days (with respect to the cash portion of the Effective Time Merger Consideration) and five (5) business days (with respect to the stock portion of the Effective Time Merger Consideration) after such surrender of shares of Company Common Stock, together with a duly executed and completed transmittal letter, and such other documents as may reasonably be requested by Parent, the Agent shall deliver to such Stockholder the Effective Time Per Share Merger Consideration owed for each share surrendered in accordance with Section 3.01 above.  The Agent shall pay the cash portion of the Effective Time Per Share Merger Consideration by check or wire transfer in accordance with the instructions provided by the Stockholder.  No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate.  The Agent shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such Person surrenders his, her or its Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 3.02 or such Person provides an appropriate affidavit regarding loss of such Certificate or Certificates and an indemnification for loss in favor of Parent (as described below in this Section 3.02(d)).  The Certificate or Certificates representing Company Common Stock so delivered shall be duly endorsed as Parent or the Agent may reasonably require.  If there has been a transfer of ownership of shares of Company Common Stock represented by Certificates that is not registered in the transfer records of the Company, then the Effective Time Per Share Merger Consideration may be issued to a transferee if the Certificate or Certificates representing such shares are delivered to the Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to Parent and the Agent that any applicable stock transfer taxes have been paid.  If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, then the

Agent shall deliver to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

(e)           Each of the Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that any amounts are so withheld by the Agent, Parent or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Agent, Parent or the Surviving Corporation, as the case may be.

(f)           At any time following the one (1)-year anniversary of the Effective Time, Parent shall be entitled to require the Agent to deliver to it any Effective Time Merger Consideration that had been made available to the Agent and not disbursed to holders of Company Common Stock (including, without limitation, all interest and other income received by the Agent in respect of all cash funds made available to it, free and clear of all claims, liens or interest of any Person previously entitled thereto), and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any consideration payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither Parent nor the Agent shall be liable to any holder of Company Common Stock for any consideration delivered in respect of such Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

(g)           At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of this Article 3, each Certificate theretofore representing shares of Company Common Stock, excluding any Dissenting Shares, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.01 without interest.

(h)           Notwithstanding anything in this Agreement to the contrary, the Effective Time Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction with respect to the Company Common Stock, Parent Common Stock or Parent Preferred Stock, as applicable, occurring or having a record date or effective date between the date of this Agreement and the Effective Time.

3.03           Net Working Capital Adjustments.

(a)           Estimated Net Working Capital Closing Statement.

(i)           At least five (5) business days but no more than ten (10) business days prior to the Closing Date, the Company shall deliver to Parent a statement certified by the Chief Financial Officer of the Company (the “Estimated Closing Statement”) setting forth the Company’s reasonable, good faith estimate of the Net Working Capital (the “Estimated Closing Net Working Capital”) as of the close of business on the Closing Date.  Prior to the Closing, the Company and Parent shall discuss the estimates set forth in the Estimated Closing Statement and make revisions thereto as they may mutually agree.  The Estimated Closing Statement shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

                                      (ii)                                           If the Estimated Closing Net Working Capital is less than the Target Net Working Capital, the Effective Time Cash Consideration Amount shall be decreased by the amount of such shortfall.  The amount of any such decrease shall be referred to as the “Estimated Shortfall Amount”.

(b)           Final Net Working Capital Closing Statement.

(i)           Within sixty (60) calendar days following the Closing Date, the Stockholders’ Representative shall prepare and shall deliver to Parent, or cause to be prepared and delivered to Parent, a statement (the “Final Closing Statement”), setting forth the Stockholders’ Representative’s determination of Net Working Capital as of the close of business on the Closing Date.   The Final Closing Statement shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

(ii)           Following receipt of the Final Closing Statement, Parent will be afforded a period of thirty (30) calendar days (the “30-Day Period”) to review the Final Closing Statement.  At or before the end of the 30-Day Period, Parent will either (i) accept the Final Closing Statement, and the computation of Net Working Capital, in its entirety or (ii) deliver to the Stockholders’ Representative a written notice (the “Objection Notice”) containing a detailed written explanation of those items in the Final Closing Statement which Parent disputes, in which case the items specifically identified by Parent shall be deemed to be in dispute.  The failure by Parent to deliver the Objection Notice within the 30-Day Period shall constitute Parent’s acceptance of the Final Closing Statement and the computation of Net Working Capital as of the close of business on the Closing Date.  If Parent delivers the Objection Notice in a timely manner, then, within a further period of thirty (30) calendar days from the end of the 30-Day Period, the parties and, if desired, their accountants will attempt to resolve in good faith any disputed items and reach a written agreement (the “Settlement Agreement”) with respect thereto.  Failing such resolution, the unresolved disputed items will be referred for final binding resolution to a mutually agreeable nationally recognized accounting firm with whom neither Parent nor any Company Entity nor any of their respective Affiliates has had a relationship during the eighteen (18)-month period prior to the date hereof, which such firm will be mutually agreed upon prior to the Closing, or such other Persons as the parties may mutually agree (the “Accounting Arbitrator”), the fees and expenses of which shall be shared equally between Parent, on the one hand, and the Stockholders’ Representative, on the other hand. The Accounting Arbitrator shall be given reasonable access to all relevant records to calculate the Net Working Capital as of the close of business on the Closing Date. Such determination by the Accounting Arbitrator (the “Accountant’s Determination”) shall be (i) in writing, (ii) furnished to the parties as soon as practicable after the items in dispute have been referred to the Accounting Arbitrator, (iii) made in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, and (iv) nonappealable and incontestable by the parties hereto and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud.  As used herein “Final Closing Net Working Capital” means the Net Working Capital as finally determined in accordance with this Section 3.03(b)(ii).

(iii)           For purposes of this Agreement, the “Final Determination Date” shall mean the earliest to occur of (w) the thirty-first (31st) day following the receipt by Parent of the Final Closing Statement if Parent shall have failed to deliver the Objection Notice to the Stockholders’ Representative within the 30-Day Period, (x) the date on which either Parent or the Stockholders’ Representative gives the other a written notice to the effect that such party has no objection to the other party’s determination of the Final Closing Statement, (y) the date on which Parent and the Stockholders’ Representative execute and deliver a Settlement Agreement and (z) the date as of which Parent and the Stockholders’ Representative shall have received the Accountant’s  Determination.

(c)           Post-Effective Time Working Capital Adjustment.

(i)           If the Effective Time Cash Consideration Amount is reduced at the Closing due to the Estimated Closing Net Working Capital being less than the Target Net Working Capital and the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital and equal to or greater than the Target Net Working Capital, then additional payment of the Estimated Shortfall Amount shall, within three (3) business days after the Final Determination Date, be paid by Parent to the Stockholders by Parent paying each Stockholder via wire transfer of immediately available funds an amount equal to the Estimated Shortfall Amount multiplied by such Stockholder’s Ownership Percentage.

(ii)           If the Effective Time Cash Consideration Amount is reduced at the Closing due to the Estimated Closing Net Working Capital being less than the Target Net Working Capital and the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital but less than the Target Net Working Capital, then additional payment of the difference between the Estimated Closing Net Working Capital and the Final Closing Net Working Capital (the “Adjusted Shortfall Amount”) shall, within three (3) business days after the Final Determination Date, be paid by Parent to the Stockholders by Parent paying each Stockholder via wire transfer of immediately available funds an amount equal to the Adjusted Shortfall Amount multiplied by such Stockholder’s Ownership Percentage.

(iii)           If the Effective Time Cash Consideration Amount is reduced at the Closing due to the Estimated Closing Net Working Capital being less than the Target Net Working Capital and the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then additional payment of the difference between the Estimated Closing Net Working Capital and the Final Closing Net Working Capital (the “Additional Shortfall Amount”) shall, within three (3) business days after the Final Determination Date, be paid by the Stockholders to Parent.  Parent, in Parent’s sole discretion, shall have the right to recover the Additional Shortfall Amount directly from the Stockholders’ Representative, who shall then have the right to seek contribution from the Stockholders for their proportionate share of such amount, or from the Escrow Account, without any further action on the part of the Stockholders’ Representative.

(iv)           If the Effective Time Cash Consideration Amount is not reduced at the Closing due to the Estimated Closing Net Working Capital being greater than the Target Net Working Capital and the Final Closing Net Working Capital is less than the Target Net Working Capital, then additional payment of the difference between the Target Closing Net Working Capital and the Final Net Working Capital (the “Actual Shortfall Amount”) shall, within three (3) business days after the Final Determination Date, be paid by the Stockholders to Parent.  Parent, in Parent’s sole discretion, shall have the right to recover the Actual Shortfall Amount directly from the Stockholders’ Representative, who shall then have the right to seek contribution from the Stockholders for their proportionate share of such amount, or from the Escrow Account, without any further action on the part of the Stockholders’ Representative.

ARTICLE 4

CALCULATION AND PAYMENT OF THE EARN OUT MERGER CONSIDERATION

4.01           Earn Out Determination.

(a)           If for the first full twelve (12) calendar month period following the Effective Time (the “Earn Out Period”) the EBITDA of the Acquired Business is equal to or less than Fourteen

Million Seven Hundred Fifty Thousand Dollars ($14,750,000), then Parent shall not be obligated to pay the Stockholders any Earn Out Payment.

(b)           If for the Earn Out Period, the EBITDA of the Acquired Business is greater than Fourteen Million Seven Hundred Fifty Thousand Dollars ($14,750,000), then Parent shall be obligated to pay the Stockholders additional merger consideration in an amount of the difference between the EBITDA of the Acquired Business and Fourteen Million Seven Hundred Fifty Thousand Dollars ($14,750,000) multiplied by eight (8) (the “Earn Out Payment Amount”).  The portion of the Earn Out Payment Amount payable to each Stockholder shall be the Earn Out Payment Amount multiplied by each Stockholder’s Ownership Percentage (the “Per Share Earn Out Payment”).  Subject to Sections 4.01(c), 4.01(d) and 4.01(e) below with regard to the cash portion of the Earn Out Payment, the first Forty-Two Million Dollars ($42,000,000) of any Earn Out Payment Amount will be payable (i) one-half in cash within three (3) business days after the Earn Out Determination Date, which shall be paid by Parent to each Stockholder by wire transfer of immediately available funds pursuant to wire transfer instructions received from such Stockholder and (ii) one-half in Parent Preferred Stock within five (5) business days after the Earn Out Determination Date, which Parent shall cause to be issued a duly authorized and validly issued certificate representing such Parent Preferred Stock and delivered to such Stockholder to its then-current mailing address.  Any Earn Out Payment Amount exceeding Forty-Two Million Dollars ($42,000,000) shall be payable pursuant to the above-referenced time periods in a mixture of cash and Parent Preferred Stock to be determined in Parent’s sole discretion.  Notwithstanding anything in this Section 4.01(b) to the contrary, in the event the holders of Parent’s Common Stock approve the Conversion Approval Proposal prior to the expiration of the Earn Out Period, then the capital stock component of any Earn Out Payment hereunder shall be paid in shares of Parent’s Common Stock and not in shares of Parent’s Preferred Stock.

(c)           Notwithstanding anything in Section 4.01(b) above to the contrary, the parties acknowledge and agree that, with regard to the cash portion of the Earn Out Payment, if any, to the extent that (i) Parent does not have sufficient available cash on hand net of reasonable reserves for the continued operation of the Acquired Business (which the amount of such reserves must be mutually agreed to between the Stockholders’ Representative and Parent) together with sufficient availability under any credit facility extended to the Parent (a “Credit Facility”) to pay such cash portion in cash, provided that Parent is not prohibited from paying such cash portion under the terms of any existing Credit Facility and (ii) if the conditions in (i) are not met and Parent is not able to obtain financing of such cash portion on terms reasonably acceptable to Parent or is prohibited from incurring such additional financing under the terms of any existing Credit Facility, then Parent shall have the option, instead of paying such cash portion in cash, to pay such amount by issuing (x) one or more promissory notes in substantially the form attached hereto as Exhibit 4.01(c) (which in any event shall contain subordination provisions required under the terms of any Credit Facility) or (y) shares of Parent Preferred Stock (or Parent Common Stock if the holders of Parent’s Common Stock approve the Conversion Approval Proposal prior to the expiration of the Earn Out Period), with the decision to issue the notes or Parent Capital Stock to be at the sole discretion of Parent.  Notwithstanding anything in this Agreement, including this Article 4, to the contrary, the parties acknowledge and agree that under no circumstances will Parent be required to issue Parent Capital Stock to the Stockholders in an amount that would result in the Stockholders collectively holding in excess of forty-nine percent (49%) of (i) Parent’s then outstanding Parent Capital Stock or (ii) Parent Capital Stock with the power to direct the management and policies of Parent.

(d)           Notwithstanding anything in Section 4.01(b) above to the contrary, the parties acknowledge and agree that the payment of an Alliance Ambulatory Earn Out Payment during the Earn Out Period by Parent, the Surviving Company or any of their respective Affiliates, successors or assigns shall be accounted for as an adjustment to the Aggregate Merger Consideration and may be used to reduce or offset against the cash portion of the Earn Out Payment, if any, and if no Earn Out Payment is

due or is to be paid in cash under the terms of this Agreement then Parent and the Stockholders’ Representative on behalf of all of the Stockholders shall submit a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse an amount equal to the Alliance Ambulatory Earn Out Payment to Parent out of the Escrow Account.

(e)           For purposes of determining the number of shares of Parent Preferred Stock (or Parent Common Stock if the holders of Parent’s Common Stock approve the Conversion Approval Proposal prior to the expiration of the Earn Out Period) to be issued in connection with any portion of the Earn Out Payment to be paid in shares of Parent Capital Stock (the “Earn Out Share Amount”), Parent shall divide the Earn Out Share Amount by the most recent ten (10)-day average of the closing price of Parent’s Common Stock as of the last day of the Earn Out Period; provided, however, that in the event the most recent ten (10)-day average of the closing price of Parent’s Common Stock is less than Eight Dollars ($8.00) per share (the “Floor Amount”), then the number of shares of Parent Preferred Stock (or Parent Common Stock if the holders of Parent’s Common Stock approve the Conversion Approval Proposal prior to the expiration of the Earn Out Period) to be issued shall be the quotient obtained by dividing the Earn Out Share Amount by the Floor Amount; provided, further, that that in the event the most recent ten (10)-day average of the closing price of Parent’s Common Stock is greater than Ten Dollars ($10.00) per share (the “Ceiling Amount”), then the number of shares of Parent Preferred Stock (or Parent Common Stock if the holders of Parent’s Common Stock approve the Conversion Approval Proposal prior to the expiration of the Earn Out Period) to be issued shall be the quotient obtained by dividing the Earn Out Share Amount by the Ceiling Amount.

4.02           Earn Out Payment Mechanics.

(a)           No later than sixty (60) calendar days after the expiration of the Earn Out Period, Parent shall prepare and deliver to the Stockholders’ Representative a certificate (the “Earn Out Payment Certificate”) certified by the Chief Financial Officer of Parent certifying the EBITDA of the Acquired Business for the Earn Out Period.  If applicable, the Earn Out Payment Certificate will also include Parent’s calculation of any additional merger consideration payable in the form of an Earn Out Payment pursuant to Section 4.01 above.

(b)           Parent shall keep customary records with respect to its EBITDA of the Acquired Business calculation and shall furnish any information that the Stockholders’ Representative may reasonably request from time to time to enable the Stockholders’ Representative and his legal, financial and other professional advisors and representatives to review the EBITDA of the Acquired Business during the Earn Out Period.  The Stockholders’ Representative shall have the right at any time during or after the Earn Out Period, upon no less than two (2) business days’ prior written notice and at its sole expense, to examine, during normal business hours, and make copies of such records and accounts as may be relevant to determining the EBITDA of the Acquired Business during the Earn Out Period.  In the event that the Stockholders’ Representative believes that an error has been made in the computation of the EBITDA of the Acquired Business or in the amount of any additional merger consideration payable in the form of an Earn Out Payment as each are reflected on the Earn Out Payment Certificate, the Stockholders’ Representative shall give written notice setting forth the basis for such belief in reasonable detail (an “Earn Out Objection Notice”) within forty-five (45) calendar days after receipt of the Earn Out Payment Certificate.  The failure to deliver an Earn Out Objection Notice within forty-five (45) calendar days after receipt of the Earn Out Payment Certificate shall be deemed to constitute a final and binding agreement by the Stockholders’ Representative and the Stockholders with Parent’s computation of the EBITDA of the Acquired Business and, if applicable, the amount of any additional merger consideration payable in the form of an Earn Out Payment, each as set forth in the Earn Out Payment Certificate.

(c)           If the Stockholders’ Representative delivers an Earn Out Objection Notice to Parent in a timely manner, then Parent and the Stockholders’ Representative (on behalf of all of the Stockholders) shall attempt in good faith to resolve such dispute within thirty (30) calendar days from the date of the Earn Out Objection Notice.  If Parent and the Stockholders’ Representative cannot reach agreement within such thirty (30)-day period (or such longer period as they may mutually agree), then either party shall have the unilateral right to request that the matter be referred to the Accounting Arbitrator on behalf of both parties to establish independently the EBITDA of the Acquired Business for the Earn Out Period and, if applicable, the amount of any additional merger consideration payable in the form of an Earn Out Payment.  The Accounting Arbitrator may conduct such proceedings as it reasonably considers being appropriate and shall, within sixty (60) calendar days following its engagement, deliver to Parent and the Stockholders’ Representative a written report setting forth its determination of the EBITDA of the Acquired Business for the Earn Out Period and, if applicable, the amount of any additional merger consideration payable in the form of an Earn Out Payment.  Each party shall cooperate with and timely respond to any requests for information from such Accounting Arbitrator.  The determination of the Accounting Arbitrator shall be conclusive and binding upon the parties.  In connection with the resolution of any dispute, each party shall pay its own legal and accounting fees and expenses and the fees and expenses of the Accounting Arbitrator shall be allocated equally between Parent, on the one hand, and the Stockholders, on the other hand.

(d)           For purposes of this Agreement, the term “Earn Out Determination Date” shall mean the date on which the Earn Out Payment Certificate, including the EBITDA of the Acquired Business amount and the Earn Out Payment Amount, if any, set forth therein, shall be deemed to constitute a final and binding agreement of the parties with regard to such amounts either pursuant to Section 4.02(b) or 4.02(c) above.

(e)           Notwithstanding anything in this Section 4.02 to the contrary, in the event that a Fundamental Parent Transaction occurs after the six (6)-month anniversary of the Closing Date but prior to the expiration of the Earn Out Period and at the time of such Fundamental Parent Transaction the EBITDA of the Acquired Business is greater than Fourteen Million Seven Hundred Fifty Thousand Dollars ($14,750,000), the provisions of this Section 4.02(e) shall apply for purposes of calculating and paying any portion of the Earn Out Payment Amount earned and payable to the Stockholders as of the effective date of the Fundamental Parent Transaction.  As soon as reasonably practicable prior to the occurrence of a Fundamental Parent Transaction, Parent shall prepare and deliver to the Stockholders’ Representative an interim Earn Out Payment Certificate certified by the Chief Financial Officer of Parent certifying the EBITDA of the Acquired Business for that portion of the Earn Out Period ending on the last day of the month preceding the month in which the Fundamental Parent Transaction is to occur (the “Interim Earn Out Payment Certificate”).  In the event that Parent and the Stockholders’ Representative are able to mutually agree on the amount, if any, of the portion of the Earn Out Payment Amount earned for the period set forth in the Interim Earn Out Payment Certificate (the “Interim Earn Out Payment Amount”) prior to the closing of the transaction contemplated by the Fundamental Parent Transaction, then Parent shall pay in connection with the closing of the Fundamental Parent Transaction the portion of the Interim Earn Out Payment Amount payable to each Stockholder determined by multiplying the Interim Earn Out Payment Amount by each Stockholder’s Ownership Percentage.  If for any reason whatsoever Parent and the Stockholders’ Representative are unable to mutually agree on the Interim Earn Out Payment Amount prior to the closing of the transaction contemplated by the Fundamental Parent Transaction, then the Interim Earn Out Payment Certificate and the Interim Earn Out Payment Amount shall be subject to the dispute resolution provisions set forth in Sections 4.02(b) and 4.02(c) above.  For the avoidance of doubt, nothing in this Section 4.02(e) nor the payment of an Interim Earn Out Payment Amount to the Stockholders shall relieve Parent or any of its successors or assigns from the obligation to pay the Stockholders any additional earn out payment payable for the remainder of the Earn Out Period, if any.  In the event an Interim Earn Out Payment is made pursuant to this Section 4.02(e), all of the provisions of Section 4.01 above relating to (i) the payment of the Earn Out Payment Amount in cash, Parent Capital Stock and/or Parent promissory notes, (ii) Parent’s set off right related to the payment of an Alliance Ambulatory Earn Out Payment and (iii) the determination of the number of shares of Parent Capital Stock to issue as part of an Earn Out Payment Amount, including the Floor Amount and the Ceiling Amount, shall apply to any Interim Earn Out Payment.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Owner hereby represents and warrants to Parent and Merger Sub as follows:

5.01           Organization, Authority and Capacity.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.  The Company has full power and authority necessary to own and operate its properties and to carry on its business as now conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction listed on Schedule 5.01 attached hereto, which includes every jurisdiction in which a failure to be so qualified or in good standing would have a Company Material Adverse Effect.

5.02           Authorization of Transactions.

(a)           The Company has the corporate power and authority necessary to execute and deliver this Agreement and the other Transaction Documents to which it is a party.  The Company has the corporate power and authority to perform its obligations under this Agreement and to consummate the Merger, all in accordance with this Agreement and applicable Law.  The execution, delivery and performance of this Agreement and the other Transaction Documents, as well as the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company.  The Company has duly executed and delivered this Agreement and this Agreement and the other Transaction Documents represent legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(b)           The Board of Directors of the Company, pursuant to action taken by unanimous written consent, duly adopted resolutions (i) approving and adopting this Agreement, the other Transaction Documents, the Merger and the other transactions contemplated hereby and thereby,           (ii) determining that the terms of the Merger are in the best interests of the Company and the Stockholders and that the other transactions contemplated by this Agreement and the other Transaction Documents are in the best interests of the Company and the Stockholders, (iii) recommending that the Stockholders adopt and approve this Agreement and the Merger, and (iv) declaring that the Merger and this Agreement are advisable.  No state takeover statute or similar statute or resolution applies or purports to apply to the Company with respect to this Agreement, the other Transaction Documents, the Merger or any other transaction expressly contemplated hereby.

(c)           The only vote of holders of any class or series of the Company’s stock necessary to approve and adopt this Agreement, the other Transaction Documents and the Merger is the Requisite Consent.  The Requisite Consent may be obtained by written consent of the holders of the Company’s capital stock.  The Company, promptly following the execution and delivery of this Agreement shall deliver to Parent a certificate of the Secretary of the Company certifying that the Requisite Consent has been obtained by written consent in compliance with the Company’s Certificate of Incorporation and Bylaws and the DGCL.

5.03           Absence of Conflicts; Required Governmental Filings and Consents.

(a)           The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to be executed and delivered by it: (i) will not conflict with any provision of the Company's Certificate of Incorporation or Bylaws or other governing documents; (ii) will not conflict with or result in a violation of any Law or Order of any court or Governmental Authority to which the Company is a party or by which the Company or any of its properties is bound; (iii) will not result in the creation of any Lien upon the Company Common Stock or the assets of any Company Entity; and (iv) except as set forth on Schedule 5.03(a) attached hereto, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any material agreement, instrument, license or permit to which any Company Entity is a party or by which any of the properties of any Company Entity are bound.

(b)           Except as set forth in Schedule 5.03(b) attached hereto, the execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, instrumentality or commission, or any court, tribunal, or judicial or arbitral body (each, a “Governmental Authority”), except for (i) applicable requirements, if any, of the HSR Act, the Exchange Act, the Securities Act, and the rules and regulations thereunder, (ii) requirements under the rules of the Nasdaq National Market, and (iii) the filing and recordation of appropriate merger documents as required by the DGCL and the business organization laws of the jurisdictions where the Company is qualified to do business as a foreign corporation.

5.04           Governing Documents.  True and correct copies of the organizational documents and all amendments thereto of each of the Company Entities (certified by the Secretary of State of the jurisdiction of its organization) have been provided to Parent.  Parent has previously been provided with access to the minutes of each of the Company Entities, and such minutes accurately reflect all proceedings of the respective Boards of Directors of the Company Entities (and all committees thereof).  The record books of the Company Entities, which have been made available to Parent for review, contain true, complete and accurate records of the ownership of the Company Entities.

5.05           Capitalization of the Company.  The authorized capital stock and outstanding capital stock of the Company is set forth in Schedule 5.05 attached hereto.  Except as set forth in Schedule 5.05 attached hereto, all of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid, and nonassessable, are owned of record and beneficially free and clear of all Liens, and are not subject to, and were not issued in violation of, any preemptive rights or rights of first refusal.  There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of the capital stock of the Company (other than this Agreement).  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  Except as specifically authorized by this Agreement or described on Schedule 5.05 attached hereto, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company, and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.  There are no outstanding rights to demand registration of securities of the Company or to sell securities of the Company in connection with a registration by the Company under the Securities Act.  None of the Company Entities have ever declared, set aside or paid any dividends or made any other distributions (whether in cash or kind) with respect to any shares of capital stock or other equity security of any Company Entity.

5.06           Financial Statements.  Attached hereto as Schedule 5.06(a) are the unaudited consolidated financial statements of the Company as of and for the year ended December 31, 2007 and the one (1)-month period ending January 31, 2008, which reflect the financial condition, and the results of operations and cash flows of the Company for such periods and at such dates; which consolidated financial statements shall include the Company, Atlas Respiratory Services, Inc. (“Atlas”), and Access Therapeutics, Inc. (“Access”) (collectively, the "Financial Statements"). Attached hereto as Schedule 5.06(b) are the separate unaudited financial statements of Atlas and Access as of and for the year ended December 31, 2006 (the “Acquisition Financial Statements”), which Acquisition Financial Statements reflect the financial condition, results of operations and cash flows of Atlas and Access for such period and as of such date.  The Financial Statements and the Acquisition Financial Statements have been prepared in accordance with GAAP consistently applied except for (i) the omission of notes to unaudited Financial Statements and the Acquisition Financial Statements, and (ii) the fact that unaudited Financial Statements and the Acquisition Financial Statements are subject to normal and customary year-end adjustments which, in the aggregate, will not be material to the Financial Statements or the Acquisition Financial Statements taken as a whole.  Except as specifically set forth in Schedule 5.06(c), the Financial Statements and the Acquisition Financial Statements present fairly in accordance with GAAP the financial position of the entities included within such financial statements as of the dates indicated, present fairly the results of the operations of such entities for the periods then ended and are in accordance with the books and records of such entities, which have been properly maintained and are complete and correct in all material respects.  None of the Company Entities is, or at any time has been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

5.07           Absence of Changes.  Except as set forth in Schedule 5.07 attached hereto and except as contemplated by this Agreement, since December 31, 2007, the Company Entities have been operated only in the ordinary course, and no Company Entity has:

(a)           suffered any material adverse change in working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations;

(b)           redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or kind) with respect to any shares of capital stock or other equity security of the Company or any of its Subsidiaries;

(c)           issued, sold or transferred any equity securities, any securities convertible, exchangeable or exercisable into shares of capital stock or other equity securities, or warrants, options or other rights to acquire shares of capital stock or other equity securities, of any of the Company Entities;

(d)           paid, discharged or satisfied any Liability other than in the ordinary course of business;

(e)           written off as uncollectible any account receivable other than in the ordinary course of business;

(f)           compromised any debts, claims or rights or disposed of any of its properties or assets other than in the ordinary course of business;

(g)           entered into any commitments or transactions not in the ordinary course of business involving aggregate value in excess of One Hundred Thousand Dollars ($100,000) or made aggregate capital expenditures or commitments in excess of Fifty Thousand Dollars ($50,000);

(h)           made any material change in any method of accounting or accounting practice;

(i)           sold, assigned or transferred any material tangible assets other than in the ordinary course of business or any material Intellectual Property or other intangible assets;

(j)           subjected any of its assets, tangible or intangible, to any material Lien (other than Permitted Liens);

(k)           increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any officer or key  employee or fees to any medical director other than in the ordinary course of business;

(l)           hired or committed to hire any key employee or contracted or committed to contract with any medical director, or terminated or had resign any key employee or medical director;

(m)           terminated or amended any material contract, license or other instrument or suffered any loss or termination or threatened loss or termination of any existing material business arrangement or supplier; or

(n)           agreed, whether or not in writing, to take any action described in this Section 5.07.

5.08           No Undisclosed Liabilities.  Except as listed in Schedule 5.08 attached hereto, the Company Entities do not have any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, except for liabilities and obligations reflected in the Financial Statements or incurred in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements.

5.09           Litigation.  There is no Litigation pending, or, to the Knowledge of the Company, threatened, against any of the Company Entities, which would be reasonably likely to have a Company Material Adverse Effect, and, to the Knowledge of the Company, there is no basis for any such Litigation.  Schedule 5.09 attached hereto identifies all Litigation pending or threatened against the Company Entities. Except as listed in Schedule 5.09 attached hereto, there are no judgments against or consent decrees binding on the Company Entities, and there are no judgments or consent decrees relating to or which affect the Company Entities.  Except as listed in Schedule 5.09 attached hereto, there is no pending Litigation in which a Company Entity is a plaintiff or other applicant for relief, and there is no Litigation that any Company Entity intends to initiate against any other person.

5.10           No Violation of Law.  Except as listed in Schedule 5.10 attached hereto:

(a)           None of the Company Entities has been or is currently in material violation of any applicable foreign, federal, state or local Law, order, injunction or decree of any court, or any other requirement of any Governmental Authority.

(b)           None of the Company Entities is subject to any fine, penalty, Liability or disability as the result of a failure to comply with any requirement of foreign, federal, state or local Law, and no Company Entity has received any notice of such noncompliance.

            5.11                                Title to and Sufficiency of Assets.

(a)           Except as set forth in Schedule 5.11(a) attached hereto, the Company Entities have valid title to all of the personal and mixed, tangible and intangible property, rights and assets which the Company Entities purport to own, and a Company Entity owns such rights, assets and personal property free and clear of all Liens (other than Permitted Liens).   All of the assets of the Company Entities, whether owned or leased, will be in the possession and control of the Company Entities at the Closing, except for inventory and supply items used in the ordinary course of business prior to Closing.

(b)           Except as disclosed in Schedule 5.11(b) attached hereto, the Company Entities own all rights, properties, interests in properties and assets that are material to allowing the Surviving Corporation to continue the business and operations of the Company Entities after the Closing in a manner consistent with past practices.

5.12           Real and Personal Property.

(a)           Schedule 5.12(a) attached hereto contains a true and correct list of all real property leases involving the Company Entities, as lessee or lessor, of any real property (the “Leased Real Property”) and reflects its title, the date thereof, the names of the parties thereto at execution and street address of the leased premises, and including similar information with regard to any amendments to or assignments of such leases.  Each Company Entity, as applicable, has valid and binding leases for each such Leased Real Property, true and complete copies of such leases have been made available to Parent, and each party to such leases, whether a Company Entity or third party, (i) is current with respect to payments due under such leases, and (ii) has complied in all material respects with their respective obligations under such leases.  There are no material defaults under any such leases that remain uncured and no condition exists which, with the lapse of time or giving of notice, or both, would give rise to a material default under any such lease by any of the Company Entities or, to the Knowledge of the Company, any other party to such lease.

(b)           None of the Company Entities owns any real property or is obligated to acquire any real property.  Except as set forth in Schedule 5.12(b) attached hereto, to the Knowledge of the Company, the present zoning, subdivision, building and other ordinances and regulations applicable to the Leased Real Properties listed in Schedule 5.12(a) attached hereto permit the continued operation, use, and occupancy of such Leased Real Property for the conduct of the business of the Company Entities substantially in accordance with past practices, and, with respect to such Leased Real Property, the Company Entities are in material compliance with, and have received no notices of material violations of, any applicable zoning, subdivision or building regulation, ordinance or other Law or requirement.  To the Knowledge of the Company, no portion of the Leased Real Property listed in Schedule 5.12(a) attached hereto or any building, structure, fixture or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain or inverse condemnation proceeding currently instituted or pending, and none of the foregoing are, or, to the Knowledge of the Company will be, the subject of, or affected by, any such proceedings.

(c)           The tangible property of the Company Entities, whether real, personal or mixed, is in good operating condition and repair, ordinary wear and tear excepted.

5.13           Intellectual Property.

(a)           The Company Entities own or have a valid license or right to use, and upon consummation of the transactions contemplated by this Agreement will continue to own or have a valid license or right to use on the same terms and conditions as before the Closing.  Except as set forth in

Schedule 5.13(a) attached hereto, all of the Intellectual Property is free and clear of all Liens and claims of infringement.  All material licenses for Intellectual Property are in full force and effect, and there exists no breach or violation of or default under any of such licenses by the Company Entities or, to the Knowledge of the Company, any other party to any such licenses or any event which, with or without notice or the lapse of time or both, would create a material breach or violation thereof or default thereunder by the Company Entities or, to the Knowledge of the Company, any other party to any such licenses.

(b)           Each Company Entity is not currently in receipt of any notice of any violation or infringement of, and has no reason to believe that the Intellectual Property materially violates or infringes, the rights of others with respect to any such matter.  No proceedings have been instituted or are pending or threatened, which challenge the rights of any of the Company Entities with respect to the Intellectual Property.  Except as set forth in Schedule 5.13(b) attached hereto, none of the Company Entities are obligated to pay any material recurring royalties or use fees to any Person with respect to Intellectual Property.  To the Knowledge of the Company, no Person or Persons are infringing any Intellectual Property right of any of the Company Entities.

5.14           Contracts and Commitments.

(a)           Schedule 5.14(a) attached hereto contains a complete and accurate list of all contracts, agreements, commitments, instruments and obligations (whether written or oral, proposed, contingent or otherwise) of the Company Entities concerning the following matters (collectively, the “Company Agreements”):

(i)           the lease, as lessee or lessor, or license, as licensee or licensor, or purchase or sale of any material personal property (tangible or intangible);

(ii)           the employment or engagement of any officer, director or employee, or any consultant or agent, other than those terminable at will without any severance obligation, and any covenant not to compete or separation agreement with any current or former officer, director or employee;

(iii)           the engagement of any medical director and any covenant not to compete or separation agreement with any current or former medical director;

(iv)           the provision for any payments or other benefits, directly or indirectly, as a result of a change in control of any of the Company Entities, including, without limitation, the transaction contemplated by this Agreement;

(v)           the incurrence of indebtedness or making of any loans or the granting of any Lien on any Company Entity’s assets;

(vi)           any arrangement between any Company Entity and any Affiliate of the Company Entities or any immediate family member of any such Affiliate;

(vii)           any arrangement limiting the freedom of any Company Entity to compete, solicit customers or solicit employees in any manner in any geographic area or line of business, or requiring any Company Entity to share profits;

(viii)           any arrangement not in the ordinary course of business under which any Company Entity has agreed to assume Liabilities of another party or indemnify or hold harmless another party;

(ix)           any charitable commitment in excess of Fifty Thousand Dollars ($50,000) in any calendar year;

(x)           any arrangement that would be reasonably likely to have a Company Material Adverse Effect;

(xi)           any power of attorney, whether limited or general, granted by or to any Company Entity;

(xii)           any joint venture agreement, acute services agreement or facility management agreement;

(xiii)           any arrangement with customers, patients, managed care organizations, third party payors, pharmacy benefit managers, or suppliers (including pharmaceutical and drug suppliers) that requires financial payments in the aggregate in excess of Fifty Thousand Dollars ($50,000) or performance over a period of more than ninety (90) calendar days; and

(xiv)           any other arrangement not in the ordinary course of business that requires performance for a period of more than ninety (90) calendar days or that requires aggregate payments in excess of Fifty Thousand Dollars ($50,000).

(b)           The Company has delivered or made available to Parent or its representatives true and complete copies of all of the written Company Agreements. Except as indicated in Schedule 5.14(b) attached hereto, the Company Agreements are valid and effective in accordance with their terms, and there is not under any of such Company Agreements (i) any existing or claimed default by any Company Entity or event which, with the notice or lapse of time, or both, would constitute a default by any Company Entity thereunder, or (ii) to the Knowledge of the Company, any existing or claimed default by any other party thereto or event which with notice or lapse of time, or both, would constitute a material default by any such party.  Except as indicated in Schedule 5.14(b) attached hereto, the continuation, validity and effectiveness of the Company Agreements will not be affected by the Merger, and the Merger will not result in a breach of or default by the Company Entities under, or require the Consent of any other party to, any of the Company Agreements.  There is no actual or written threatened termination, cancellation or limitation of any of the Company Agreements.

5.15           Employment and Labor Matters.

(a)           The Company Entities are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, including Laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act and the employment of non-residents under the Immigration Reform and Control Act of 1986; and the Company Entities have not received any written notice that they are subject to any fine, penalty, Liability or disability as the result of any violation of or failure to comply with any such Law.

(b)           Except as disclosed in Schedule 5.15(b) attached hereto, the Company Entities have not, directly or indirectly, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan, to or for any director, officer or employee.

(c)           Except as disclosed in Schedule 5.15(c) attached hereto:

(i)           there are no material charges, governmental audits, investigations, administrative proceedings or complaints concerning the employment practices of the Company Entities pending or threatened before any federal, state or local agency or court and, to the Knowledge of the Company, no basis for any such matter exists;

(ii)           there are no material inquiries, investigations or monitoring of activities pending or threatened by any state professional board or agency charged with regulating the professional activities of any licensed, registered, or certified professional personnel employed by, credentialed or privileged by, or otherwise affiliated with the Company Entities;

(iii)           no Company Entity is a party to any union or collective bargaining agreement, no union attempts to organize its employees have been made, and no such attempts are now, to the Knowledge of the Company, threatened;

(iv)           none of the Company Entities has experienced any organized slowdown, work interruption, strike or work stoppage by any of its employees;

(v)           none of the Company Entities will incur any material Liability to any employee or violate any applicable Laws respecting employment and employment practices as a result of the Merger; and

(vi)           all persons and entities that have been treated as independent contractors by the Company Entities are properly treated as independent contractors under all applicable Laws, and none should have been treated as employees under applicable Law.

5.16           Employee Benefit Matters.

(a)           The Company has made available to Parent prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, life insurance, medical, hospitalization, holiday, vacation, disability, dental, or vision plans, any written or unwritten incentive compensation, fringe benefit, payroll or employment practice, bonus, severance, sick pay, salary continuation, deferred compensation, supplemental executive compensation, employment agreements and consulting agreements, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, adopted, maintained by, sponsored in whole or in part by, or contributed to at any time by any of the Company Entities or any of their ERISA Affiliates for the benefit of employees of any of the Company Entities or retirees, their dependents or spouses, and directors, independent contractors, or other beneficiaries (collectively, the "Benefit Plans").  Any Benefit Plan that is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an “employee welfare benefit plan,” as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan."  Each ERISA Plan that is also a "defined benefit plan" (as defined in Code Section 414(j)) is referred to herein as a "Pension Plan."

(b)           For each Benefit Plan, the Company has delivered or made available to Parent true, correct and complete copies of all (i) trust agreements or other funding arrangements for such Benefit Plan (including insurance contracts) and all amendments thereto; (ii) determination letters (including determination letters for each prior version of such Benefit Plan and each plan that has been merged into such Benefit Plan), rulings, opinion letters, information letters or advisory opinions issued by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation; (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plan; (iv)  summary plan descriptions and any material modifications thereto; (v) copies of any filings with the IRS; (vi) all personnel, payroll and employment manuals and policies; (vii) all collective bargaining agreements; (viii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to Benefit Plans; and (ix) IRS Forms 5500 filed for each of the most recent three plan years for Benefit Plans, including all schedules thereto and opinions of independent accountants.

(c)           All Benefit Plans are in material compliance with the applicable terms of ERISA, the Code, all applicable state and federal securities laws, and any other applicable Laws.  Each ERISA Plan (and all prior versions) that is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS, and neither any of the Company Entities nor any ERISA Affiliate is aware of any circumstances likely to result in revocation of any such favorable determination letter.  All plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to all ERISA Plans have been timely filed with the IRS, the Department of Labor or distributed to participants, as required by Law.

(d)           No Pension Plan is or has been, and neither any of the Company Entities nor any ERISA Affiliate has withdrawn from, a multiemployer plan within the meaning of Section 3(37) of ERISA.  Except as disclosed in Schedule 5.16(d) attached hereto, neither the Company Entities nor any ERISA Affiliate has any liability to the Pension Benefit Guaranty Corporation with respect to any Pension Plan.  No Pension Plan that is subject to the minimum funding standards of Code Section 412 has an "accumulated funding deficiency" as defined in Code Section 412 and Section 302 of ERISA, whether or not waived.  No Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA or a "liquidity shortfall," as defined in Code 412, and the fair market value of the assets of any such plan exceeds the present value of all benefits (whether vested or not) accrued to date by all present and former participants in such Pension Plan determined on a plan termination basis.  No lien exists or can be expected to exist under Code Section 412(n) or ERISA 302(f), and no tax has been imposed or can be expected to be imposed under Code Section 4971, with respect to any Pension Plan.  Neither any of the Company Entities nor any ERISA Affiliate has provided, or is required to provide, security to any Pension Plan pursuant to Code Section 401(a)(29).

(e)           Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Pension Plan, (ii) no change in the actuarial assumptions with respect to any Pension Plan, and (iii) no increase in benefits under any Pension Plan as a result of plan amendments or changes in applicable Law that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or to materially adversely affect the funding status of any such plan.

(f)           No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) with respect to any Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Section 4975(c) of the Code or Section 406 of ERISA).  No Liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by any of the Company Entities or any ERISA Affiliate with respect to any ongoing, frozen, or terminated single-employer plan.  There has been no (i) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4041, 4042, 4062 (including 4062(e)), Section 4063, 4064 or 4069 of ERISA); or (ii) termination or partial termination or withdrawal or partial withdrawal with respect to any Benefit Plan that any of the Company Entities or any ERISA Affiliate maintains or contributes to or has maintained or contributed to.

(g)           Except as disclosed in Schedule 5.16(g) attached hereto or as required under Section 601 et. seq. of ERISA or Code Section 4980B, neither any of the Company Entities nor any

ERISA Affiliate maintains or has ever maintained a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation from service.

(h)           There are no restrictions on the rights of any of the Company Entities or any ERISA Affiliate to amend or terminate any Benefit Plan without incurring any Liability thereunder.  No tax under Code Sections 4980B or 5000 has been incurred with respect to any Benefit Plan and no circumstances exist that could give rise to such taxes.

(i)           Except as disclosed in Schedule 5.16(i) attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any of the Company Entities or any ERISA Affiliate from any of the Company Entities or any ERISA Affiliate under any Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit.  Except as disclosed in Schedule 5.16(i) attached hereto, no payment that is owed or may become due to any stockholder, director, officer, employee or agent of any of the Company Entities or an ERISA Affiliate will be non-deductible or subject to tax under Code Section 280G or 4999; and none of the Company Entities and any ERISA Affiliate be required to “gross up” or otherwise compensate such individuals because of the imposition of any excise tax upon payment to such individual.  No event has occurred or circumstances exist that could result in a material increase in premium costs of any Benefit Plans that are insured, or a material increase in any benefit costs of any Benefit Plans that are self-insured.

(j)           The Company Entities and all ERISA Affiliates have performed all of their respective obligations under the Benefit Plans.  The Company Entities and/or their ERISA Affiliates have made all required contributions and payments under each Benefit Plan for all periods through and including the Closing Date.  Other than routine claims for benefits, no claim against or legal proceeding involving any Benefit Plan is pending or, to the Knowledge of the Company or any ERISA Affiliate, threatened.

(k)           Except as disclosed in Schedule 5.16(k) attached hereto, all individuals participating in (or eligible to participate in) any ERISA Plan maintained or contributed to by any of the Company Entities or any ERISA Affiliate are common-law employees of such Company Entity or ERISA Affiliate.

(l)           Neither any of the Company Entities nor any ERISA Affiliate maintains or sponsors or has ever maintained or sponsored any plan providing for the issuance, transfer or grant of any capital stock of any of the Company Entities or any interest in respect of any capital stock of any of the Company Entities (including any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units).

5.17           Insurance Policies.

(a)           Schedule 5.17 attached hereto lists each such insurance policy, the holder of the insurance policy, the named insured(s) on such insurance policy, the type of coverage, the amount of coverage, the deductible or self-insurance provision and the retroactive date of such insurance policy.  Correct and complete copies of such policies have been made available to Parent by the Company on or before the date of this Agreement.  All such policies are in full force and effect and enforceable in accordance with their terms.  The Company Entities are not currently in default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon, and none of the Company Entities have failed to file any notice or present any claim thereunder in due and timely fashion.  The Company Entities have not been refused, or denied renewal of, any insurance coverage by insurance companies offering such insurance in connection with the ownership or use of the assets or the operation of the Company Entities.  The Company Entities have provided to Parent correct and complete copies of all insurance audit reports, loss prevention reports, all claims made and loss history reports in respect of any insurance maintained by the Company Entities or any predecessor of the Company Entities, including under any organized plan of self insurance during the past five (5) years.

(b)             To the Knowledge of the Company, the licensed professional employees of the Company Entities (i) have not, in the last seven (7) years or such shorter period as they have been employed by the Company Entities or their predecessor companies, filed a written application for professional malpractice insurance coverage which has been denied by an insurance agency or carrier;  (ii) have been continuously insured for professional malpractice claims during the same period; and     (iii) are not in default with respect to any provision contained in any such policy and none of them has failed to give any notice or present any claim under any such policy in due and timely fashion.

5.18           Environmental Matters.

(a)           Except as set forth in Schedule 5.18(a) attached hereto, the Company Entities and their Leased Real Property are, and have been, in material compliance with Environmental Laws.  Except as disclosed in Schedule 5.18(a) attached hereto, there is no Litigation pending or threatened before any Governmental Authority or other forum in which the Company Entities or any of their Leased Real Property has been, or with respect to pending Litigation, may be named as a defendant (i) for alleged noncompliance or with Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting a site currently or formerly leased, or operated by the Company Entities or any of their Leased Real Property.

(b)           Except as disclosed in Schedule 5.18(b) attached hereto, during the period of the Company Entity’s operation of any of their current Leased Real Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting such Leased Real Property. Prior to the period of the Company Entity’s operation of any of its current Leased Real Property, to the Knowledge of the Company, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under or affecting any such properties.

(c)           None of the Company Entities have at any time been named as or alleged in writing to be a responsible party or potentially responsible party under any Environmental Law in connection with the release, disposal, transportation or arrangement for the release, disposal or transportation of Hazardous Materials.

(d)           The Company Entities have obtained all permits, licenses, approvals, Consents, Orders, and authorizations which are required under any Environmental Law in connection with the ownership, use, or lease of its assets (“Environmental Permits”).  Schedule 5.18(d) attached hereto contains a true, complete and accurate listing and description of, and the Company Entities have delivered, or caused to be delivered or made available, to Parent true and complete copies of each Environmental Permit.  Except as described in Schedule 5.18(d) attached hereto, the Company Entities are in compliance with each such Environmental Permit, and no Environmental Permit restricts the Company Entities from operating any equipment covered by such Environmental Permit as currently operated.

(e)           The Company has delivered, or caused to be delivered or made available, to Parent true and complete copies of each contract or agreement under which the Company Entities retained Liability for environmental matters, agreed to indemnify third parties with respect to environmental matters or is indemnified by a third party with respect to environmental matters.

5.19           Taxes.

(a)           Except as disclosed in Schedule 5.19(a) attached hereto, all Company Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of the Company Entities is the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of the Company Entities (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Company Entities.  No claim has ever been made by an authority in a jurisdiction where any Company Entity does not file a Tax Return that such Company Entity is or may be subject to Taxes by that jurisdiction.  Except as disclosed in Schedule 5.19(a) attached hereto, all required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company Entities.

(b)           All deficiencies asserted or assessments made as a result of any examinations by any Governmental Authority of the Tax Returns of, or including, any Company Entity have been fully paid, and there are no other audits or investigations by any Governmental Authority in progress, nor has any of the Company Entities received any notice from any Governmental Authority that it intends to conduct such an audit or investigation.  No issue has been raised by a Governmental Authority in any prior examination of any Company Entity which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(c)           Each Company Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)           The unpaid Taxes of each Company Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Company Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company Entities in filing their Tax Returns.

(e)           None of the Company Entities is a party to any Tax allocation or sharing agreement and none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)           During the five-year period ending on the date hereof, none of the Company Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)           None of the Company Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code.  None of the Company Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.  The net operating losses of the Company Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Internal Revenue Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h)           Each of the Company Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)           No Company Entity or any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Company Entity, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Governmental Authority has proposed any such adjustment, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to a Company Entity, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to a Company Entity, (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (v) granted any extension or waived the statute of limitations for the assessment or collection of Taxes, which Taxes have not since been paid, or (vi) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(j)           There is no taxable income of any Company Entity that will be required under applicable Tax Law to be reported by Parent or any of its Affiliates, including a Company Entity, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date except for potential taxable income as a result of two installment sales of certain assets of Atlas Respiratory Services, Inc. described on Schedule 5.19(j) attached hereto.

(k)           No Company Entity has or has had in any foreign country a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(l)           Each of the Company Entities has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)           No Company Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(n)           Neither the Company nor any of its Subsidiaries has an overall foreign loss within the meaning of Section 904(f)(2) of the Code.

5.20           Licenses, Authorizations and Provider Programs.

(a)           Except as set forth in Schedule 5.20(a) attached hereto, each of the Company Entities holds all material licenses, accreditations, permits and authorizations required by Law or ruling of any Governmental Authority necessary to operate the business of such Company Entity as it is presently conducted.  Except as disclosed in Schedule 5.20(a) attached hereto, each of the Company Entities is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”) (Medicare and Medicaid Programs and such other similar federal, state or local reimbursement or governmental programs for which the Company Entities are eligible are hereinafter referred to collectively as the “Government Programs”) and has current provider agreements for such Government Programs and with such private non-governmental programs, including without limitation any private insurance program, under which they are presently receiving payments (such non-governmental programs herein referred to as “Private Programs”).  The Company has provided to Parent a correct and complete list of such licenses, accreditations, permits and other authorizations, and has made available to Parent all provider agreements under Government Programs pursuant to which the Company Entities participate.  True, complete and correct copies of all surveys of the facilities operated by the Company Entities conducted in connection with any Government Program, Private Program or licensing or accrediting body during the past five (5) years have been made available to Parent.

(b)           Except as disclosed in Schedule 5.20(b) attached hereto, no material violation, default, order or deficiency exists with respect to any material licenses, accreditations, permits or authorizations required by Law or ruling of any Governmental Authority necessary to operate the business of the Company Entities as presently conducted.  To the Knowledge of the Company, no employee, agent or contractor of any Company Entity has been excluded from or prohibited from providing services under any federal or state health care program, including but not limited to Medicare or Medicaid.  Except as listed in Schedule 5.20(b), none of the Company Entities has received any notice of any action pending or recommended by any state or federal agencies to revoke, limit, withdraw or suspend any license, right or authorization, or to terminate the participation of any Company Entity in any Government Program or material Private Program.  No event has occurred that, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation, order or deficiency with respect to any material licenses, accreditations, permits or authorizations required by Law or ruling of any Governmental Authority necessary to operate the business of the Company Entities as presently conducted or to revoke, limit, withdraw or suspend any such license, accreditation, permit or authorization or to terminate or modify the participation of any Company Entity in any Government Program or material Private Program.  There has been no decision to terminate or not to renew any provider or third-party payor agreement of any Company Entity.  Except as listed in Schedule 5.20(b) attached hereto, no Consent or approval of, prior filing with or notice to, or any action by, any governmental body or agency or any other third party is required in connection with any such license, right or authorization, or Government or Private Program, by reason of the Merger, and the continued operation of the business of the Company Entities by the Surviving Corporation after Closing on a basis consistent with past practices.

(c)           Except as disclosed in Schedule 5.20(c) attached hereto, the Company Entities have timely filed all billings required to be filed prior to the date hereof with respect to the Government and Private Programs, all fiscal intermediaries and other insurance carriers.  All such billings are complete and accurate in all material respects and have been prepared in compliance with all applicable Laws and principles governing reimbursement and payment claims. Except as set forth on Schedule 5.20(c) attached hereto, the Company Entities have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to such billings, and no Company Entity has any material Liability under any Government Program or Private Program for any refund, overpayment, discount or adjustment, except for matters occurring in the ordinary course of business consistent with past practice and for which adequate reserves are reflected in the Financial Statements.  Except as set forth in Schedule 5.20(c) attached hereto, (i) there are no pending appeals, adjustments, challenges, audits, claims, or notices of intent to audit such prior billings, and (ii) during the last two years the Company Entities have not been audited, examined or otherwise by any Government or Private Program.  There are no reports required to be filed by the Company Entities in order to be paid under any Government or Private Program for services rendered in connection with the business of the Company Entities.   Except as set forth in Schedule 5.20(c) attached hereto, there are no payments being withheld by any Private or Government Program pending the resolution of any survey, audit, investigation or appeal with respect to the operations or billing practices of any facility owned, operated or managed by any of the Company Entities.

(d)           Except as disclosed in Schedule 5.20(d) attached hereto, the Company Entities are not subject to the terms of any corporate integrity agreements, corporate integrity programs, compliance plans or similar agreements with a Governmental Authority.

5.21           Inspections and Investigations.  Except as set forth and described in Schedule 5.21 attached hereto, (i) no Company Entity’s right to receive reimbursements pursuant to any Government Program or Private Program has been terminated or otherwise adversely affected in any material respect as a result of any investigation or action whether by any Governmental Authority or other third party, (ii) neither any of the Company Entities, nor to the Knowledge of the Company, any licensed professional or other individual who provides services in connection with the operation of the facilities operated by the Company Entities has, during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, and no Company Entity has received any notice of deficiency during the past three years that has not been corrected in the ordinary course of business, (iii) there are not presently, and at the Closing Date there will not be, any outstanding deficiencies of any governmental authority having jurisdiction over any of the Company Entities, or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Government Programs and Private Programs, and (iv) there is not any written notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over the Company Entities to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing law, code, rule, regulation or standard.  The Company has made available to Parent true, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 5.21.

5.22           Certain Relationships.  Except as set forth in Schedule 5.22 attached hereto, neither any of the Company Entities nor, to the Knowledge of the Company, any of their respective predecessors has:

(a)           Offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind (“Remuneration”) to or from any physician, family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest;

(b)           Offered, paid, solicited or received any Remuneration (excluding fair market value payments for equipment or supplies) to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer;

(c)           Offered, paid, solicited or received any Remuneration to or from any person or entity in order to induce business, including, but not limited to, payments intended not only to induce referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item;

(d)           Entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which physician or physician family member has an ownership or investment interest, directly or indirectly, through equity, debt, or other means;

(e)           Entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for any of the Company Entities; or

(f)           Entered into any agreement providing for the referral of any patient for the provision of goods or services by any of the Company Entities, or payments by any of the Company Entities as a result of any referrals of patients to any of the Company Entities.

5.23           Stark; Fraud and Abuse; False Claims; HIPAA.  Neither any of the Company Entities nor, to the Knowledge of the Company, any of their respective predecessors has engaged in any activities that are prohibited under 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn or 31 U.S.C. § 3729-3733 (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose Knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent fraudulently to secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any federal or state health care program, including Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by any federal or state health care program including Medicare or Medicaid.  Neither any of the Company Entities nor, to the Knowledge of the Company, any of their respective predecessors has engaged in activities which are prohibited under the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. § 1320d through d-8, as amended, and regulations promulgated thereunder, including the privacy, transaction standard, and security regulations, (collectively, “HIPAA”), and the Company Entities are in material compliance with HIPAA, including the HIPAA privacy and transaction standards regulations, and applicable state privacy laws and regulations.  None of the Company Entities has violated or engaged in any activities which are prohibited under the Prescription Drug Marketing Act and the other relevant provisions of the Federal Food Drug and Cosmetic Act and the regulations implementing those drug distribution provisions.  The Company Entities and their agents have fully complied with the provisions of the Federal Food Drug and Cosmetic Act in maintaining required records, obtaining state licensing and inspection of all warehouse facilities, as required, and otherwise complying with the distribution, storage, marketing, promotion and other relevant provisions of the Federal Food Drug and Cosmetic Act.

5.24           Rates and Reimbursement Policies.  The Company Entities do not have a rate appeal currently pending before any Governmental Authority or any administrator of any Private Program.  The Company does not have Knowledge of any applicable Law that has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement or of any legal requirement proposed or currently pending in the jurisdictions in which the Company Entities do business, which would be reasonably likely to have a Company Material Adverse Effect or require any of the Company Entities to obtain any necessary authorization that it does not currently possess, where the failure to receive such authorization would be reasonably likely to have a Company Material Adverse Effect.

5.25           Controlled Substances.  Neither any of the Company Entities nor any of their officers, directors or employees, nor, to the Knowledge of the Company, any person who provides professional services to or on behalf of any of the Company Entities has, in connection with their activities directly or indirectly related to the business of the Company Entities, engaged in any activities that are prohibited under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

5.26           Accounts Receivable; Inventories.

(a)           The accounts receivable reflected in the Financial Statements, and all accounts receivable arising since the date of the most recent balance sheet contained therein, arose from bona fide transactions in the ordinary course of business.  On a consolidated basis, the accounts receivable reflected in the Financial Statements have been properly recorded and reserved against in accordance with GAAP and consistent with past practice.  Except as set forth in Schedule 5.26, no such account receivable has been assigned or pledged to any other person, firm or corporation or is subject to any right of set-off other than in the ordinary course of business and for which adequate reserves are reflected in the Financial Statements.

(b)           All items of inventory of the Company Entities will, at the Closing, consist of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the pharmaceutical industry.  Since the date of the most recent balance sheet contained in the Financial Statements, no inventory has been sold or disposed of, except through use or sale in the ordinary course of business.

5.27           Business Relationships.

(a)           Except as disclosed on Schedule 5.27(a) attached hereto, the relationships between the Company Entities and all material customers, clients, third party payors, patients, employees and vendors who receive goods and services from or provide goods and services to any Company Entity are satisfactory, and the Company has no Knowledge of (i) any facts or circumstances which might materially alter, negate, impair or in any way adversely affect the continuity of any such relationships or (ii) any unresolved written complaints, claims, threats, plans or intentions to discontinue or curtail relations under any such relationships.  No Company Entity is under any obligation with respect to the return of goods in the possession of customers or patients.

(b)           The Company has no Knowledge of any present facts or circumstances which would prevent the business operations of the Company Entities from being carried on by Parent and Merger Sub after the Effective Time in a similar manner as it is presently being carried on.

     5.28           Absence of Certain Practices.  Except as disclosed in Schedule 5.28 attached hereto, neither any of the Company Entities nor, to the Knowledge of the Company, any of their officers, directors, employees or agents, nor any other person or entity acting on behalf of the Company Entities, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom the Company Entities have done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder the operation of the Company Entities which, in the case of either clause (i) or clause (ii) above, would subject the Company Entities to any material damage or penalty in any civil, criminal or governmental Litigation.  Neither any of the Company Entities nor, to the Knowledge of the Company, any of their officers, directors, employees or agents have used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from any Company Entity’s funds or been reimbursed from any Company Entity’s funds for any such payment, or is aware that any other person associated with or acting on behalf of any of the Company Entities has engaged in any such activities.

5.29           Subsidiaries, Investments and Predecessors.

(a)           Except as set forth on Schedule 5.29(a) attached hereto, the Company has not owned and does not currently own, directly or indirectly, of record, beneficially or equitably, any capital stock or other equity, ownership or proprietary interest in any Person.  Each Person listed on Schedule 5.29(a) attached hereto is a corporation or other legal entity (as indicated on Schedule 5.29(a)) duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized with the requisite power and authority to carry on its business as it has and is now being conducted and to own and lease the properties and assets which it now owns or leases.  Each Company Entity is duly qualified to do business and is in good standing in each jurisdiction listed on Schedule 5.29(a) attached hereto, which includes every jurisdiction in which a failure to be so qualified or in good standing would be reasonably likely to have a Company Material Adverse Effect.  The Company has good and valid title to, and owns, all of the shares of capital stock of each of the its Subsidiaries (the “Company Subsidiary Shares”), beneficially and of record.  The Company Subsidiary Shares are free and clear of all Liens and the Company has full voting power over all of the Company Subsidiary Shares, subject to no proxy, stockholders’ agreement, voting trust or other agreement relating to the voting of any of the Company Subsidiary Shares.  Other than this Agreement, there is no agreement between either the Company or the Stockholders and any other Person with respect to the disposition of the Company Subsidiary Shares or otherwise relating to the Company Subsidiary Shares.

(b)           The authorized capital stock and outstanding capital stock of each entity set forth on Schedule 5.29(a) is set forth in Schedule 5.29(b) attached hereto.  Except as set forth on Schedule 5.29(b) attached hereto, all of the issued and outstanding shares of capital stock of each entity listed on Schedule 5.29(a) have been duly authorized, are validly issued, fully paid, and nonassessable, are owned of record and beneficially free and clear of all Liens, and are not subject to, and were not issued in violation of, any preemptive rights or rights of first refusal.  Except as set forth in Schedule 5.29(b) attached hereto, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any entity listed on Schedule 5.29(a) is a party or which is binding upon any such entity providing for the issuance, disposition or acquisition of any of the capital stock of such entity.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any entity listed on Schedule 5.29(a).  Except as described on Schedule 5.29(b) attached hereto, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of any entity set forth on Schedule 5.29(a), and no such entity is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.  Except as set forth on Schedule 5.29(b) attached hereto, there are no outstanding rights to demand registration of securities of any entity listed on Schedule 5.29(a) or to sell securities of any such entity in connection with a registration by such entity under the Securities Act.

(c)           Set forth on Schedule 5.29(c) attached hereto is a listing of all predecessor companies of any Company Entity, including the names of any entities from whom any Company Entity previously acquired material assets, and any other entity of which any of the Company Entities has been a subsidiary or division.

5.30           Charter Provisions.  Each Company Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any preemptive or similar rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or Merger Sub to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

5.31           No Brokers.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from any of the Company Entities or any of their Affiliates in connection with this Agreement or any related agreement or the transactions contemplated hereby or thereby.

5.32           Solvency.  Each of the Company Entities: (i) is able to pay its debts generally as they become due and is solvent, (ii) does not intend to incur debts prior to the Effective Time that will be beyond its ability to pay as such debts mature, and (iii) is not subject to any case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction relating to such Company Entity.

5.33           Affiliate Transactions.  Except as set forth in Schedule 5.33 attached hereto, no Affiliate of the Company has engaged in any business dealings with the Company.

5.34           Indebtedness.  The Assumed Indebtedness, as set forth on the Effective Time Merger Consideration Certificate, will be true and correct as of the Closing Date.

5.35           Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in any information or proxy statement or other materials to be given to Parent’s stockholders or the Stockholders in connection with the Merger (collectively, the “Information Statement”) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.36           Statements True and Correct.  No representation or warranty made herein by the Company, nor in any statement, certificate or instrument to be furnished to Parent or Merger Sub by any Company Entity pursuant to any Transaction Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein not misleading, and all such statements, representations and warranties are true and complete in all material respects.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE OWNER

The Owner represents and warrants the following to Parent and Merger Sub:

6.01           Ownership Interest Held and Conveyed.  The Owner is the owner of all right, title and interest (legal, record and beneficial) in and to the Company Common Stock as set forth on Schedule 6.01 attached hereto, free and clear of any and all liens, encumbrances or restrictions of any nature whatsoever (except as set forth on Schedule 6.01 attached hereto and except for any restrictions on transfer imposed by securities laws), and the Owner holds no other equity interest in the Company.  Except as provided in Schedule 6.01 attached hereto or as specifically contemplated by this Agreement, no Person has any right or privilege (whether preemptive or contractual) to purchase of any Company Common Stock from the Owner.  Schedule 6.01 attached hereto contains a complete list of all agreements or arrangements, whether written or oral, to which the Owner is a party that relate in any way to the Company Common Stock.

6.02           Organization, Authority and Capacity.  The Owner has the full authority and legal capacity necessary to execute, deliver and perform its, his or her obligations under this Agreement and the other Transaction Documents to be executed and delivered by the Owner.

6.03           Authorization and Validity.  This Agreement and the other Transaction Documents to be executed and delivered by the Owner have been or will be, as the case may be, duly executed and delivered by the Owner and constitute or will constitute the legal, valid and binding obligations of the Owner, enforceable in accordance with their respective terms.

6.04           Absence of Conflicting Agreements or Required Consents.  Except as set forth on Schedule 6.04 attached hereto, the execution, delivery and performance by the Owner of this Agreement and the other Transaction Documents to be executed and delivered by the Owner (i) do not require the consent of or notice to any Governmental Authority or any other third party; (ii) will not conflict with or result in a violation of any Law, ruling, judgment, order or injunction of any court or governmental instrumentality to which the Owner is subject or by which the Owner is bound; (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit material to the Merger; and (iv) will not create any encumbrance or restriction upon any of the Company Common Stock.

6.05           Interested Transactions.  Except as set forth on Schedule 6.05 attached hereto, the Owner (if the Owner is an employee of any Company Entity or is a physician) is not a party to any contract, loan or other transaction with any Company Entity and does not have any direct or indirect interest in or affiliation with any party to any such a contract, loan or other transaction.  Except as set forth on Schedule 6.05 attached hereto, the Owner (if the Owner is an employee of any Company Entity or is a physician) is not an employee, consultant, partner, principal, director or owner of, and does not have any other direct or indirect interest in or affiliation with, any person or business entity that is engaged in a business that competes with or is similar to the business of the Company Entities.

6.06           Investment Representations; Restricted Securities.  The Owner understands that the offer and sale of Parent Capital Stock (as a portion of the Aggregate Merger Consideration) has not been registered under the Securities Act.  The Owner also understands that the Parent Capital Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Owner’s representations contained in this Section 6.06.

(a)           The Owner is acquiring Parent Capital Stock for its own account for investment only, and not with a view towards its distribution. The Owner represents that by reason of its, or of its management’s, business or financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement and all other agreements pertaining to the consummation of this transaction. Further, the Owner is not aware of any publication or any advertisement in connection with the transactions contemplated in this Agreement.  The Owner represents that he, she or it is an accredited investor within the meaning of Regulation D under the Securities Act.

(b)           The Owner acknowledges and agrees that the shares of Parent Capital Stock issued as part of the Aggregate Merger Consideration are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and will bear a legend to this effect.  The Owner has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the issuer (Parent), the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company and the Owner as follows:

7.01           Organization, Authority and Capacity of Parent.  Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority necessary to (i) execute and deliver the Transaction Documents to which Parent is a party and to perform its obligations thereunder, and (ii) own and operate its properties and carry on its business as now conducted.  Parent is duly qualified to do business and is in good standing in each jurisdiction in which a failure to be so qualified or in good standing would have a material adverse effect on Parent.

7.02           Authorization of Transactions.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Parent is a party have been duly and validly authorized by all requisite corporate action on the part of Parent, and no other corporate actions or proceedings on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents.  This Agreement has been duly executed and delivered and constitutes, and each of the other Transaction Documents to which Parent is a party shall when executed constitute, the legal, valid and binding obligations of Parent, enforceable in accordance with their respective terms.

7.03           Absence of Conflicts; Required Governmental Filings and Consents.

(a)           The execution, delivery and performance by Parent of the Transaction Documents to be executed and delivered by it: (i) will not conflict with any provision of Parent’s Certificate of Incorporation or Bylaws; (ii) except for the filing requirements under the HSR Act, do not require the Consent of or notice to any Governmental Authority or any other third party; (iii) will not conflict with or result in a violation of any Law or Order of any court or Governmental Authority to which Parent is a party or by which Parent or any of its properties is bound; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any material agreement, instrument, license or permit to which Parent is a party or by which any of Parent's material properties are bound.

(b)           Except as set forth in Schedule 7.03(b) attached hereto, the execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the HSR Act, the Exchange Act, the Securities Act, and the rules and regulations thereunder,                       (ii) requirements under the rules of the Nasdaq National Market, and (iii) the filing and recordation of appropriate merger documents as required by the DGCL and the business organization laws of the jurisdictions where Merger Sub is qualified to do business as a foreign corporation.

7.04           Governing Documents.  True and correct copies of the organizational documents and all amendments thereto of each of Parent and Merger Sub (certified by the Secretary of State of the State of Delaware) have been provided to the Company.

7.05           Authority of Merger Sub.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The authorized capital stock of Merger Sub consists of one hundred (100) shares of Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of any Lien.  Merger Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Sub  This Agreement represents a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms.  Parent, as the sole stockholder of Merger Sub, has voted the shares of Merger Sub Common Stock in favor of approval of this Agreement, as and to the extent required by applicable Law.

7.06           Capitalization. The authorized capital stock of Parent consists of (i) 80,000,000 shares of Parent Common Stock, of which 16,203,666 shares are issued and outstanding as of March 13, 2008, (ii) 20,000,000 shares of Parent preferred stock, none of which are issued and outstanding and 10,000,000 shares of which will be designated as Parent Preferred Stock upon Parent’s filing of the Certificate of Designation, and (iii) other than as disclosed in the Parent SEC Reports, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Parent to issue or sell any shares, capital stock of, or any other interest in, Parent.  All of the issued and outstanding shares of Parent Common Stock issued and outstanding as of the date hereof are duly and validly issued and outstanding and fully paid and nonasssessable under the DGCL.

7.07           Parent Capital Stock.  The Parent Capital Stock to be issued to the Stockholders pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and non-assessable, and the Stockholders will acquire good and valid title thereto, free and clear of any preemptive rights or Liens created by Parent, subject to any required prior notice of issuance being given to the Nasdaq National Market.

7.08           Litigation.  Except as disclosed in the Parent SEC Reports, there is no Litigation pending, or, to the Knowledge of Parent, threatened, against Parent, which would be reasonably likely to have a Parent Material Adverse Effect, and, to the Knowledge of Parent, there is no basis for any such Litigation.  Except as disclosed in the Parent SEC Reports, there are no judgments against or consent decrees binding on Parent, and there are no judgments or consent decrees relating to or which affect Parent.

7.09           Material Agreements.  The contracts, agreements, commitments and other instruments filed as attachments to the Parent SEC Reports that are still in effect as of the date hereof (the “Material Parent Agreements”) are valid and effective in accordance with their terms, and there is not under any of such Material Parent Agreements (i) any existing or claimed default by Parent or event which, with the notice or lapse of time, or both, would constitute a default by Parent thereunder, or (ii) to the Knowledge of Parent, any existing or claimed default by any other party thereto or event which with notice or lapse of time, or both, would constitute a default by any such party.

7.10           Taxes.

(a)           Parent has timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  Parent is not the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of Parent (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of any of Parent.  No claim has ever been made by an authority in a jurisdiction where Parent does not file a Tax Return that Parent is or may be subject to Taxes by that jurisdiction.  All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of Parent.

(b)           All deficiencies asserted or assessments made as a result of any examinations by any Governmental Authority of the Tax Returns of, or including, Parent have been fully paid, and there are no other audits or investigations by any Governmental Authority in progress, nor has Parent received any notice from any Governmental Authority that it intends to conduct such an audit or investigation.  No issue has been raised by a Governmental Authority in any prior examination of Parent which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(c)           Parent has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

7.11           Inspections and Investigations.  Except as set forth and described in the Parent SEC Reports, (i) Parent’s right to receive reimbursements pursuant to any Government Program or Private Program has not been terminated or otherwise adversely affected in any material respect as a result of any investigation or action whether by any Governmental Authority or other third party, (ii) neither Parent, nor to the Knowledge of Parent, any licensed professional or other individual who provides services in connection with the operation of the facilities operated by Parent has, during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, and Parent has not received any notice of deficiency during the past three (3) years that has not been corrected in the ordinary course of business, (iii) there are not presently, and at the Closing Date there will not be, any outstanding deficiencies of any governmental authority having jurisdiction over Parent, or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Government Programs and Private Programs and (iv) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over the Company Entities to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing law, code, rule, regulation or standard.

7.12           Stark; Fraud and Abuse; False Claims; HIPAA.  Neither Parent nor, to the Knowledge of Parent, any of its predecessors has engaged in any activities that are prohibited under 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn or 31 U.S.C. § 3729-3730 (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent fraudulently to secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any federal or state health care program, including Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by any federal or state health care program including Medicare or Medicaid.  Neither Parent nor, to the Knowledge of Parent, any of its predecessors, has engaged in activities which are prohibited under HIPAA, and Parent is in material compliance with HIPAA, including the HIPAA privacy and transaction standards regulations, and applicable state privacy laws and regulations.  Parent has not violated or engaged in any activities which are prohibited under the Prescription Drug Marketing Act and the other relevant provisions of the Federal Food Drug and Cosmetic Act and the regulations implementing those drug distribution provisions.  Parent and its agents have fully complied with the provisions of the Federal Food Drug and Cosmetic Act in maintaining required records, obtaining state licensing and inspection of all warehouse facilities, as required, and otherwise complying with the distribution, storage, marketing, promotion and other relevant provisions of the Federal Food Drug and Cosmetic Act.

7.13           Controlled Substances.  Neither Parent nor, to the Knowledge of Parent, any of its officers, directors, employees or any Person who provides professional services to or on behalf of Parent has, in connection with their activities, directly or indirectly, related to the business of Parent, engaged in any activities that are prohibited under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

7.14           SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.

(a)           Parent has delivered or made available to the Company and the Owner (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all forms, reports and documents filed by Parent with the SEC since January 1, 2006 (the "Parent SEC Reports").  As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)           Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (the "Parent Financials") (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented, in all material respects, the financial position of Parent as at the respective dates thereof and the results of the Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

(c)           Except as disclosed in the Parent SEC Reports, Parent does not have material any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except for liabilities and obligations reflected or reserved against in the Parent Financials, incurred in the ordinary course of business since the filing of Parent’s most recent quarterly report on Form 10-Q and liabilities incurred in connection with the transactions contemplated by this Agreement.

7.15           Debt Financing.  Parent has delivered to the Company and the Owner complete and correct copies of the debt commitment letter, dated as of the date hereof, from CIT Healthcare LLC (the “Debt Commitment Letter”) providing for funds to be delivered to Parent on the Closing Date sufficient to enable Parent to deliver the cash portion of the Effective Time Merger Consideration at or prior to the Effective Time.  The Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect.  Upon the funding of the commitments under the Debt Commitment Letter, Parent will have available as of the Closing Date funds sufficient to pay the cash portion of the Effective Time Merger Consideration and the fees and expenses of Parent related to the transactions contemplated hereby.

7.16           No Brokers.  Except as set forth in Schedule 7.16 attached hereto, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Parent, Merger Sub or any of their Affiliates in connection with this Agreement or any related agreement or the transactions contemplated hereby or thereby.

7.17           Statements True and Correct.  No representation or warranty made herein by Parent, nor in any statement, certificate or instrument to be furnished the Company by Parent pursuant to any Transaction Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein, in light of the circumstances under which they were made, not misleading, and all such statements, representations and warranties are true and complete in all material respects.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.01           No Solicitation or Negotiation.

(a)           The Company and the Owner agrees that neither it nor any of its Affiliates nor any of its officers or directors or those of its Affiliates shall, and that it shall cause its and its Affiliates’ employees, agents and Representatives not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, consider, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, make any other communications regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except to inform them as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent, term sheet or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby.  The Company Entity and the Owner and their respective Affiliates and their respective officers, directors, employees, agents and Representatives shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal and shall cause any other Person (or its agents or advisors) with which the Company has had discussions about an Acquisition Proposal and which is in possession of confidential information about the Company to return or destroy all such information.

(b)           If the Company, the Owner, or any of their respective Affiliates or any of their respective officers or directors, employees, agents or Representatives receives any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, then the Company shall, promptly after its receipt, provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or Group making such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry.   The Company and the Owner shall not, and shall cause their respective Affiliates not to, without the prior written consent of Parent, release any Person from, or waive any provision of, any confidentiality agreement to which the Company, or the Owner, or any of their respective Affiliates is a party.

(c)           For purposes of this Agreement, the term “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal, relating to any transaction or series of related transactions involving: (i) any acquisition, merger, consolidation, business combination or similar transaction involving any Company Entity, (ii) the issuance or sale by any Company Entity or the acquisition by any Person of any securities or similar rights of any Company Entity, (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of more than ten percent (10%) of the assets of any Company Entity, or (iv) any liquidation, recapitalization, spin-off or dissolution of any Company Entity.

8.02           Audit.  The Company agrees to use its best efforts to deliver to Parent as promptly as practical and in any event no later than April 15, 2008, audited consolidated balance sheets of the Company Entities (including, without limitation, Atlas and Access) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and statements of cash flows of the Company Entities (including, without limitation, Atlas and Access) for the two (2)-year period ended December 31, 2007.  All audited financial statements delivered pursuant to this Section 8.02 will be audited by Morris J. Cohen & Co., P.C.  All financial statements delivered pursuant to this Section 8.02 will be prepared in accordance with GAAP, will contain all required footnote disclosure and will be prepared in accordance with the financial statement requirements of Regulation S-X and otherwise the requirements of Forms 10-K and 10-Q, as applicable, for purposes of inclusion in documents to be filed by Parent with the SEC.

8.03           Antitrust Notification; Consents of Governmental Authorities.

(a)           To the extent required by the HSR Act, each of Parent and the Company shall, within five (5) business days of the date hereof, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the transactions contemplated hereby, shall promptly file any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act, and shall comply in all material respects with the requirements of the HSR Act. Each of Parent and the Company shall use its commercially reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law or regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”).  In the event any Litigation is threatened or instituted challenging the Merger as violative of Antitrust Laws, each of Parent and the Company shall use its commercially reasonable efforts to avoid the filing of, or to resist or resolve, such Litigation.  Each of Parent and the Company shall use its commercially reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Merger under the Antitrust Laws, or (ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Governmental Authority or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order.  Commercially reasonable efforts shall not include the willingness of Parent or Merger Sub to accept an Order agreeing to the divestiture, or the holding separate, of any assets of Parent or Merger Sub or any of their Subsidiaries or any assets of the Company Entities.  Parent and Merger Sub shall be entitled to direct any proceedings or negotiations with any Governmental Authority relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein.  Notwithstanding anything to the contrary in this Section 8.03, Parent or Merger Sub shall not be required to divest any of their businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that Parent deems to be not in its best interest.

(b)           Parent and the Company shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and to obtain as promptly as practicable all Consents of all Governmental Authorities and other Persons that are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.  Parent and the Company agree that they shall consult with each other with respect to the obtaining of all Consents of all Governmental Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement, and each of them shall keep the other apprised of the status of matters relating to consummation of the transactions contemplated by this Agreement.  Each of Parent and the Company also shall promptly advise the other upon receiving any communication from any Governmental Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite Consent shall not be obtained or that the receipt of any such Consent will be materially delayed.

8.04           Agreement as to Efforts to Consummate.

           (a)                                Subject to the terms and conditions of this Agreement, each of Parent, the Company and the Owner agrees to use, and to cause its Affiliates to use, its commercially reaonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to cause to be satisfied the conditions referred to in Article 10; provided, however, that nothing herein shall preclude any party from exercising its rights under this Agreement. The parties agree, on or prior to the Closing Date, to execute those documents listed in Article 10 or otherwise referred to in this Agreement to which they are a party and to cause their Affiliates to execute any such documents to which they are to become a party.

(b)           From and after the date hereof, the Company shall cooperate fully with and use its commercially reasonable efforts to assist Parent with developing and executing an appropriate transition and communications plan in order to assure an orderly transition following the Closing, including, but not limited to, providing access to (i) officers, employees, medical directors, consultants, attorneys, accountants, members of joint ventures (or their representatives), managed company owners, vendors and independent contractors of the Company Entities; (ii) offices, pharmacies and other facilities owned or operated by the Company Entities; and (iii) all books, records, reports, and files, in both electronic and paper form, owned by the Company Entities.  From and after the date hereof, the parties shall cooperate in good faith to develop and implement a mutually acceptable communications plan for notifying certain parties associated with the Company Entities including, without limitation, employees, patients, medical directors, independent contractors, vendors, members of joint ventures, managed company owners, customers and applicable governmental agencies about the transactions contemplated by this Agreement.  From and after the date hereof, the Company shall also use its commercially reasonable efforts to assist Parent and Merger Sub with completing and filing all notices, applications and reports required to be filed with any applicable Governmental Authority as a result of the Merger.

8.05           Confidentiality; Public Announcements.  The parties hereby affirm and ratify the terms of that certain confidentiality agreement, dated October 29, 2007 (the “Confidentiality Agreement”), among them concerning confidentiality, public announcements and related matters, which agreement remains valid and binding among the parties notwithstanding Section 14.08 hereof.  Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market.  Notwithstanding the foregoing, if Parent determines it is required by applicable Law to make a public announcement, including, without limitation, with respect to any filing with the SEC that Parent may be required to make as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, Parent shall give the Company as much prior notice as is reasonably practicable and shall consult with the Company about the text of such announcement or filing but shall not be required to obtain the consent of the Company with regard to such announcement or filing.  Notwithstanding the foregoing or anything contained within the Confidentiality Agreement, the parties acknowledge and agree that disclosures required to be made in connection with Parent’s obtaining the Debt Financing as described in Section 8.13 below shall not be deemed to be in violation of this Agreement or the Confidentiality Agreement.

8.06           Resignations and Releases.  On the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations and releases in substantially the form of Exhibit 8.06 from the members of the boards of directors and officers of each of the Company Entities (the “Resignations and Releases”).

8.07           Filing the Certificate of Merger.  Upon the terms and subject to the conditions of this Agreement, the Company and Merger Sub shall execute and file a Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

8.08           Notification of Changes.  Each of the parties shall promptly notify the other parties hereto orally and in writing to the extent he, she or it has Knowledge of (i) any representation or warranty made by him, her or it in this Agreement becoming untrue or inaccurate, (ii) the failure by him, her or it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by him, her or it under this Agreement, and (iii) any change or event having, or that could reasonably and foreseeably be expected to have, a material adverse effect on such party or on the truth of such party's representations and warranties or the ability of the conditions set forth herein to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

8.09           Notice of Appraisal Rights and Stockholder Action by Written Consent in Lieu of Meeting.  Within three (3) business days after the date of this Agreement, in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder of the Company that did not execute the Requisite Consent Action dated as of the date hereof.   The Stockholder Notice shall (i) provide the Stockholders to whom it is sent with notice of the actions taken in the Requisite Consent Action, including the approval of the Merger, and (ii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL.  The Stockholder Notice will include in a copy of Section 262 of the DGCL and be sufficient in form and substance to start the twenty (20)-day period during which a Stockholder must demand appraisal of such Stockholders’ Company Common Stock as contemplated by 262(d)(2) of the DGCL.  The Stockholder Notice at the time it is mailed shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

8.10           Directors and Officers Indemnification.

(a)           For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to continue all obligations to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company Entities (each, a “Company Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Company Indemnified Party’s service or services as directors, officers, employees or agents of the Company Entities occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) as provided by the Certificate of Incorporation and Bylaws of the applicable Company Entity as in effect on the date hereof.

(b)           The provisions of this Section 8.10 are intended to be for the benefit of and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.

8.11           Stockholder Meeting; Parent Proxy Statement.

           (a)           Parent shall take all action in accordance with the United States federal securities laws, the DGCL, and Parent’s Certificate of Incorporation and By-Laws necessary to duly call, give notice of, convene and hold a special meeting of the holders of Parent’s Common Stock (“Parent Stockholders Meeting”) to be held on the earliest practicable date determined in consultation with the Stockholders’ Representative to submit for approval by the requisite vote of such holders, in accordance with the rules of the Nasdaq National Market, a proposal to authorize (i) the convertibility of the Parent Preferred Stock into Parent Common Stock as required, pursuant to the Certificate of Designation, as a condition to the convertibility of the Parent Preferred Stock and (ii) any other action required by the Nasdaq National Market to be approved by the stockholders of Parent in connection with this Agreement, the Merger or the transactions contemplated hereby, to the extent applicable (such proposal, the “Conversion Approval Proposal”).

(b)           Without limiting the generality of the foregoing, Parent shall prepare the proxy statement to be filed with the SEC in connection with the Parent Stockholders Meeting (the “Proxy Statement”) and shall use commercially reasonable efforts to file the preliminary Proxy Statement with the SEC no later than thirty (30) calendar days after the later to occur of (i) Parent’s receipt of all audited financial statements to be delivered pursuant to Section 8.02 above or (ii) the Closing Date.  Parent shall use its commercially reasonable efforts to get clearance for the Proxy Statement by the SEC as soon as is practicable following the filing of the Proxy Statement with the SEC.  Parent shall use its commercially reasonable efforts to deliver at the earliest practicable date following clearance of the Proxy Statement by the SEC to the holders of Parent Common Stock the Proxy Statement, which Proxy Statement shall include all information required under applicable Laws to be furnished to the holders of Parent Common Stock in connection with the Agreement and the transactions contemplated hereby.  Parent shall as soon as reasonably practicable (i) notify the Stockholders’ Representative of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide the Stockholders’ Representative with copies of all correspondence between Parent and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c)           Unless the Conversion Approval Proposal is approved and adopted by the requisite vote of the stockholders of Parent in accordance with subsection (b) above, Parent shall resubmit such proposal for stockholder approval and adoption at the annual meeting of its stockholders for the year ended December 31, 2008 and if not approved and adopted in connection with the annual meeting for the year ended December 31, 2008 then Parent shall resubmit such proposal for stockholder approval and adoption at the annual meeting of its stockholders for the year ended December 31, 2009.

(d)           From the Closing Date until such date, if ever, upon which Parent issues the Parent Common Stock issuable upon conversion of the Parent Preferred Stock being issued to the Stockholders hereunder, Parent shall at all times maintain (and shall not issue shares of Parent Common Stock if Parent would not have) a reserve from its duly authorized shares of Parent Common Stock for issuance pursuant to the Certificate of Designation in such amount equal to the number of shares of Parent Common Stock issuable upon conversion of the outstanding shares of Parent Preferred Stock.

8.12           Nasdaq Listing.  Parent shall use its commercially reasonable efforts to list, prior to the Closing Date, on the Nasdaq National Market, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the Stockholders at or prior to the Effective Time pursuant to this Agreement and any shares of Parent Common Stock to be issued upon conversion of the Parent Preferred Stock, and Parent shall give all notices and make all filings with the Nasdaq National Market required in connection with the transactions contemplated herein.

8.13           Debt Financing Transaction.

(a)           Notwithstanding anything to the contrary contained herein, prior to the Closing and in all cases at the sole and exclusive cost of Parent, the Company and the Owner shall provide such cooperation as is reasonably requested by Parent that is necessary or advisable in Parent’s timely arrangement of the financing contemplated by the Debt Commitment Letter or any replacement contemplated by Section 8.13(b) below (the “Debt Financing”), including; (i) reasonably assisting in the preparation of a confidential information memorandum with respect to a syndicated bank financing and a rating agency presentation with respect to the Debt Financing; (ii) delivering such financial and statistical information and projections (and other materials and information) relating to the Company Entities as may be reasonably requested in connection with the Debt Financing; (iii) arranging for the Company’s accountants and consultants to provide such cooperation as may be reasonably required in respect of the Debt Financing; (iv) making appropriate employees of the Company reasonably available at reasonable times for due diligence meetings and for participation in meetings with Parent and its advisors, rating agencies and prospective debt financing sources; (v) using commercially reasonable efforts to assist Parent in obtaining accountants’ comfort letters, appraisals, and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent, to reasonably cooperate with and assist Parent in obtaining such documentation and items; (vi) providing unaudited monthly and quarterly financial statements (excluding footnotes) within thirty (30) calendar days of the end of each month (or within forty-five (45) calendar days of the end of each quarter, as applicable) prior to the Closing Date; (vii) using commercially reasonable efforts to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay off of existing indebtedness and the release of related Liens, if any); provided, however, that no obligation of the Company under such executed documents shall be effective until the Effective Time; (viii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company Entities’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, and (B) establish bank and other accounts in connection with the foregoing; and (ix) using commercially reasonable efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any Company Entity is a party and to arrange discussions among Parent and its financing sources with other parties to material leases, encumbrances and contracts.  The Company hereby consents to the use of its logo and the logo of any of the Company Entities as may be reasonably necessary in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage any Company Entity or the reputation or goodwill of any Company Entity and their marks.  The Company shall cause to be provided (x) with respect to any indebtedness of any Company Entity that is being repaid at or prior to the Closing, payoff letters, UCC termination statements, releases and similar evidences of termination with respect to such indebtedness, and (y) a non-foreign affidavit dated as of the Closing in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b) of the Code so that Parent is exempt from withholding any portion of the Aggregate Merger Consideration thereunder.

(b)           Without limiting the provisions of Section 8.13(a), Parent shall use its commercially reasonable efforts to obtain the Debt Financing on the terms described in the Debt Commitment Letter, including using commercially reasonable efforts to (i) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions substantially similar to those described in the Debt Commitment Letter or on other terms acceptable to Parent; (ii) satisfy on a timely basis all conditions applicable to Parent set forth in the Debt Commitment Letter; and                (iii) consummate the Debt Financing at or prior to the Closing, including by enforcing the obligations of the persons providing the Debt Financing.  Parent shall keep the Company reasonably apprised of the status of, and any material developments in, its efforts to obtain the Debt Financing (including any breach by a party to the Debt Commitment Letter).

8.14           Certain Tax Matters.

(a)           Responsibility for Filing Tax Returns.  Parent shall prepare and file (or cause to be prepared and filed) all Tax Returns for the Company Entities which are filed after the Closing Date.  Prior to filing such Tax Returns, Parent (i) shall deliver copies to the Stockholders’ Representative,       (ii) shall allow the Stockholders’ Representative a reasonable amount of time to review and comment upon such Tax Returns and (iii) shall resolve in good faith any reasonable comments or concerns raised by the Stockholders’ Representative.

(b)           Audits and Other Proceedings.  Following the Closing Date, if an audit or other administrative or judicial proceeding is initiated by any Governmental Authority with respect to Taxes of any of the Company Entities for which the Stockholders would be liable pursuant to Section 12.02, Parent or the applicable Company Entity, as the case may be, shall notify Stockholders’ Representative in writing of such audit or proceeding.  Failure to give such notice shall not relieve the Stockholders from any indemnification obligation which they would have with respect to Section 12.02, except to the extent that the Stockholders are actually and materially prejudiced thereby.  Subject to the rights of the Stockholders’ Representative and the Stockholders as set forth herein, Parent shall control the conduct of all stages of all audits or other administrative or judicial proceedings with respect to Taxes of the Company Entities.  Parent shall not, and shall not permit any of its Affiliates to, accept any proposed adjustment or enter into any settlement or agreement in compromise regarding any Taxes of the Company Entities for which the Stockholders would have an indemnification obligation under Section 12.02 without the express written consent of the Stockholders’ Representative (on behalf of the Stockholders).  The Stockholders’ Representative (on behalf of the Stockholders) will have the right, at its option and expense, to participate in any audit or other administrative or judicial proceeding with representatives of its own choosing solely to the extent that such matters pertain to Taxes of the Company Entities for which the Stockholders would have an indemnification obligation under Section 12.02.

(c)           Cooperation on Tax Matters.  The parties hereto shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 8.14 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company Entities and Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company Entities or Stockholders, as the case may be, shall allow the other Party to take possession of such books and records.

(d)           Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Company Entities shall be terminated as of the Closing Date and, after the Closing Date, the Company Entities shall not be bound thereby or have any liability thereunder.

(e)           Tax-Treatment of the Merger.  The parties hereto agree to treat the Merger as a reorganization under Section 368(a)(1)(A) of the Code for all Tax purposes.  The parties agree that this Agreement constitutes a plan of reorganization within the meaning of Section 1.368-1(c) of the Treasury Regulations and it is contemplated and intended by the parties that the transactions contemplated by this Agreement will be non-taxable to the Company and that the receipt of Parent Capital Stock by the Stockholders will therefore be entitled to non-recognition treatment in accordance with Section 354 of the Code.

(f)           Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Stockholders when due, and Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

8.15           Transition Services Agreement.  The Company, the Owner and Parent agree to negotiate in good faith the terms of a transition services agreement (the “Transition Services Agreement”) pursuant to which RAM Capital, LLC, which the Owner represents is controlled by it, will provide on a transitional basis services to Merger Sub that are substantially consistent with the services historically provided by RAM Capital, LLC to the Company in exchange for a monthly fee of Ten Thousand Dollars ($10,000), payable in arrears, for the one (1)-year period beginning on the Closing Date or for any longer period as Parent and the Stockholders’ Representative may mutually agree is necessary for the successful transition of the Acquired Business.

8.16           Nasdaq Guidance on Certificate of Designation.

(a)           Promptly after the date hereof, Parent shall submit the Certificate of Designation to the Nasdaq National Market and shall request from the Nasdaq National Market a determination regarding the applicability of Nasdaq Marketplace Rule 4350(i)(1)(C)(ii) to the issuance of the Parent Preferred Stock under this Agreement.  In the event that (i) the Nasdaq National Market determines that the terms of the Parent Preferred Stock set forth in the Certificate of Designation must be modified in order for Parent’s issuance of the Parent Preferred Stock hereunder to not require prior Parent stockholder approval or to otherwise comply with the Nasdaq Marketplace Rules and (ii) such modification of the terms of the Parent Preferred Stock materially and adversely affect the Parent Preferred Stock, then the Stockholders’ Representative shall have the right to require (A) the Company and Parent to amend the terms of this Agreement and any other affected Transaction Documents in order to remove all shares of Parent Preferred Stock from the Aggregate Merger Consideration and replace each such share of Parent Preferred Stock with a share of Parent Common Stock and (B) as a condition to the Closing, Parent to hold a Parent Stockholder Meeting for the purpose of seeking approval from the holders of Parent Common Stock of the transactions contemplated by this Agreement as amended by the amendment contemplated in the preceding clause (A).

(b)           If pursuant to Section 8.16(a) above the Stockholders’ Representative elects to require Parent to hold a Parent Stockholder Meeting prior to the Closing, Parent shall prepare the Proxy Statement and shall use commercially reasonable efforts to file the preliminary Proxy Statement with the SEC no later than twenty (20) calendar days after such election.  Parent shall use its commercially reasonable efforts to get clearance for the Proxy Statement by the SEC as soon as is practicable following the filing of the Proxy Statement with the SEC.  Parent shall use its commercially reasonable efforts to deliver at the earliest practicable date following clearance of the Proxy Statement by the SEC to the holders of Parent Common Stock the Proxy Statement, which Proxy Statement shall include all information required under applicable Laws to be furnished to the holders of Parent Common Stock in connection with the Agreement and the transactions contemplated hereby.  Parent shall as soon as reasonably practicable (i) notify the Stockholders’ Representative of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide the Stockholders’ Representative with copies of all correspondence between Parent and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

ARTICLE 9

CONDUCT OF BUSINESS PRIOR TO THE CLOSING

9.01           Access to Information.  At all times prior to the Closing, the Company will afford the officers and authorized representatives of Parent (including, for purposes of this Section 9.01 only, any lender which is a party to the Debt Financing) access upon reasonable notice to all of the properties, books and records that relate to or concern the Company Entities and will furnish such parties with such additional financial, operating and other information as to the Company Entities as such parties may from time to time reasonably request.  Parent shall also be allowed access, upon reasonable notice, to consult with the officers, employees, medical directors, accountants, members of joint ventures (or their representatives), counsel and agents of the Company Entities in connection with its ongoing review of the Company Entities.  No such investigation shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of any party set forth in this Agreement.

9.02           Affirmative Covenants of the Company.  From the date hereof until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, the Company and the Owner shall to the extent any of the following relates to any Company Entity or in any way may affect the Merger:

(a)           operate the Company Entities in the usual, regular, and ordinary course of business, consistent with past practices and use commercially reasonable efforts consistent with past practices to preserve intact their business organization, licenses, permits, Government Programs, Private Programs, relationships with medical directors, relationships with patients and relationships with suppliers;

(b)           use commercially reasonable efforts to retain the services of their employees, medical directors, independent contractors, agents and consultants on terms and conditions not less favorable than those existing prior to the date hereof;

(c)           keep and maintain their assets in their present condition, repair and working order, except for normal depreciation and wear and tear;

(d)           pay their accounts payable in accordance with past practice and collect accounts receivable in accordance with past practice, but not less than in accordance with prudent business practices;

(e)           confer on a regular basis with one or more designated representatives of Parent to report material operational matters and to report the general status of ongoing operations;

(f)           make available to Parent true and correct copies of all internal management and control reports (including aging of accounts receivable, listings of accounts payable and inventory control reports) and available budgets or financial statements;

(g)           cause all Tax Returns that are due and have not been filed prior to the date hereof or which become due prior to the Closing Date, to be prepared and filed on or before the date such Tax Return is required to be filed (taking into account any extensions of the filing deadlines granted) and all such Tax Returns shall be prepared on a basis consistent with the last previous Tax Returns filed in respect of the applicable Company Entity except to the extent that changes in the method of preparing such Tax Returns are required due to a change in the Code;

(h)           perform in all material respects all obligations under agreements relating to or affecting its assets or rights, except for the failure of performance that would not have a Company Material Adverse Effect;

(i)           keep in full force and effect all present insurance policies; and

(j)           notify Parent of (i) any event or circumstance which is reasonably likely to have a Company Material Adverse Effect; (ii) any material change in the normal course of business or in the operation of the assets of the Company Entities, (iii) the resignation or notice of resignation of any medical director, the termination or any joint venture, or the resignation or notice of resignation, of any member of any joint venture, or (iv) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or any adjudicatory proceedings.

9.03           Negative Covenants of the Company.  From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Company and the Owner will not, other than as contemplated by this Agreement or as disclosed in Schedule 9.03 attached hereto, do any of the following without the prior written consent of Parent, to the extent any of the following relates to any Company Entity or in any way may affect the Merger:

(a)           take any action that would (i) adversely affect the ability of any party to the Transaction Documents to obtain any Consents required for the transactions contemplated thereby, or (ii) adversely affect the ability of any party hereto to perform its covenants and agreements under the Transaction Documents;

(b)           amend any of its organizational or governing documents, except for the purpose of accomplishing the transactions contemplated by this Agreement;

(c)           redeem or repurchase, directly or indirectly, any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(d)           impose, or suffer the imposition, on any material asset of any Company Entity of any Lien or permit any such Lien (other than Permitted Liens) to exist;

(e)           purchase or acquire any assets or properties related to the Company Entities, whether real or personal, tangible or intangible, or sell or dispose of any assets or properties, whether real or personal, tangible or intangible, except in the ordinary course of business consistent with past practices;

(f)           grant any increase in compensation or benefits to any employee or medical director, except in accordance with past practice; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect as of the date hereof and disclosed in Schedule 9.03 attached hereto; enter into or amend any change in control agreements or severance agreements with any employee or medical director;

(g)           enter into or amend any employment contract between any Company Entity and any employee (unless such amendment is required by Law);

(h)           adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

(i)           make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to a Company Entity, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to a Company Entity, or take any similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of a Company Entity for any period ending after the Closing Date or decreasing any Tax attribute of a Company Entity existing on the Closing Date;

(j)           commence any Litigation other than in accordance with past practice or settle any other Litigation involving any Liability of any Company Entity for material money damages or containing restrictions upon the operations of any Company Entity;

(k)           enter into, modify, amend or terminate any medical director agreement, joint venture agreement or material vendor agreement, or waive, release, compromise or assign any rights or claims;

(l)           enter into any commitment or agreement that contains capitation or bundling provisions;

(m)           except in the ordinary course of business and, even if in the ordinary course of business, then not in an amount to exceed Fifty Thousand Dollars ($50,000) in the aggregate, make or commit to make any capital expenditure or enter into any lease of capital equipment as lessee or lessor;

(n)           take any action, or omit to take any action, that would cause any of the representations and warranties contained in Articles 5 or 6 to be untrue or incorrect;

(o)           issue, sell or grant any Company Common Stock;

(p)           incur any indebtedness for borrowed money, except for ordinary course indebtedness under the Company’s existing credit facility, or guarantee any such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company Entities;

(q)           make any loan to any person or increase the aggregate amount of any loan currently outstanding to any person; or

(r)           make any principal or interest payments under the Mirra Note or any of the RAM Capital Notes.

9.04           Payment of RAM Capital Fees Prior to the Closing.  The parties acknowledge and agree that in the event that (i) the Estimated Closing Net Working Capital exceeds the Target Net Working Capital and (ii) there is not an Assumed Indebtedness Excess Amount set forth in the Payoff Letter, the Company Entities may immediately prior to the Closing pay any RAM Capital Fees out of the cash of the Company Entities; provided, however, that after taking into account the payment of any such RAM Capital Fees in connection herewith, the Estimated Closing Net Working Capital must still exceed or be equal to the Target Net Working Capital at the Closing and there must not be an Assumed Indebtedness Excess Amount at the Closing.  For the avoidance of doubt, in the event that any amounts are paid prior to the Closing pursuant to the preceding sentence and the Final Closing Net Working Capital (taking into account any such cash payments) is less than the Target Net Working Capital, then Parent shall remain entitled to the Actual Shortfall Amount pursuant to Section 3.03(c)(iv) above.  Furthermore, at the Closing the Stockholders’ Representative, in his capacity as the controlling member of RAM Capital, LLC, shall cause RAM Capital, LLC to execute a waiver and release (the “RAM Waiver and Release”) in form and substance satisfactory to Parent pursuant to which RAM Capital will (i) waive any RAM Capital Fees that remain outstanding as of the Closing Date and (ii) release and forever discharge each of the Company Entities and each of their respective Affiliates, successors and assigns from any and all liabilities, obligations, claims, demands, rights or causes of action existing or relating to transactions or events occurring on or prior to the Effective Time, whether known or unknown, direct or indirect, liquidated, matured, contingent or otherwise.

ARTICLE 10

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

10.01                      Conditions to Obligations of Each Party.  The respective obligations of Parent, Merger Sub, the Company and the Owner to perform this Agreement and consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by Parent, Merger Sub, the Company and the Stockholders’ Representative pursuant to Section 14.04 below:

(a)           Regulatory Approvals.  The applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.  All other Consents of, filings and registrations with, and notifications to, all Governmental Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired, except for such Consents, filings, registrations and notifications the failure of which to make or obtain would not be reasonably likely to have a Company Material Adverse Effect if the Merger were consummated without obtaining such Consent or making such filing, registration or notification.  No Consent obtained from any Governmental Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner that Parent reasonably determines would reasonably likely have a Company Material Adverse Effect if the Merger were consummated notwithstanding such conditions or restrictions.

(b)           Legal Proceedings.  No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, Governmental Authority or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated by this Agreement, or which is related to or arises out of the business or operations of any Company Entity, if such action, proceeding, investigation or legislation, in the reasonable judgment of Parent or its counsel, would make it inadvisable to consummate such transactions.

(c)           Nasdaq National Market Listing.  The shares of Parent Common Stock issuable at or prior to the Effective Time pursuant to this Agreement shall have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

10.02                      Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to perform this Agreement and consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by Parent and Merger Sub pursuant to Section 14.04 below:

(a)           Representations and Warranties of the Company.  The representations and warranties of the Company contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, as if made on the Closing Date; provided, however, that any representation or warranty that is made or deemed made as of a specific date shall speak only as of such date; provided, further, that for purposes of this Section 10.02(a), if any representation or warranty made by the Company includes within its terms a materiality qualifier, such representation or warranty shall be true and correct in all respects on and as of the Closing Date.

(b)           Representations and Warranties of the Owner.  The representations and warranties of the Owner contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, as if made on the Closing Date; provided, however, that any representation or warranty that is made or deemed made as of a specific date shall speak only as of such date; provided, further, that for purposes of this Section 10.02(b), if any representation or warranty made by the Owner includes within its terms a materiality qualifier, such representation or warranty shall be true and correct in all respects on and as of the Closing Date.

(c)           Performance of Agreements and Covenants.  Each and all of the agreements and covenants of the Company and the Owner to be performed and complied with by them pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

(d)           Consents and Approvals.   The Company shall have obtained the Consents listed in Schedule 10.02(d) attached hereto.  No Consent so obtained that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner that Parent determines would reasonably likely have a Company Material Adverse Effect if the Merger were consummated notwithstanding such conditions or restrictions.

(e)           Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since December 31, 2007.

(f)           Certificates.  The Company shall have duly executed and delivered to Parent and Merger Sub (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Sections 10.02(a), 10.02(c) and 10.02(e) have been satisfied, (ii) corporate secretary’s certificates certifying copies of resolutions or written consents duly adopted by the Company’s Board of Directors and Stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, (iii) certificates of incumbency, certifying the incumbency and authority of the officers who execute this Agreement and the Transaction Documents on behalf of the Company, which certificates will be attested by the Company’s corporate secretary, all in such reasonable detail as Parent and its counsel shall request, (iv) a certificate, dated as of the Closing Date and signed by the Stockholders’ Representative to the effect that the conditions in Section 10.02(b) have been satisfied, and (v) favorable certificates of good standing (or comparable status) and foreign qualification certificates, if applicable, for each Company Entity from the Secretary of State of its State of incorporation and each State where it is qualified to transact business dated as of a date that is not more than ten (10) calendar days prior to the Closing Date.  The Stockholders’ Representative shall have duly executed and delivered to Parent and Merger Sub a certificate, dated as of the Closing Date, to the effect that the representations and warranties of the Stockholders’ Representative contained in that certain Indemnification Agreement dated of even date herewith and attached hereto as Exhibit B shall be true and correct in all respects as of the Closing Date, as if made on the Closing Date.

(g)           Delivery of Documents at Closing.  Delivery of the following documents, duly executed by authorized officers of the Company where applicable:

(i)	The Escrow Agreement substantially in the form attached hereto as Exhibit 3.02;

(ii)	The Resignations and Releases substantially in the form attached hereto as Exhibit 8.06;

(iii)	The Effective Time Merger Consideration Certificate;

(iv)	The Transition Services Agreement;

(v)	The RAM Waiver and Release;

(vi)
An affidavit, stating under penalty of perjury, that the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(vii)
A certified copy of the charter, Bylaws and other applicable organizational documents of each Company Entity, with all amendments thereto, certified as of a date within ten (10) calendar days prior to the Closing Date by either the Secretary of State of such Company Entity’s State of incorporation or by such Company Entity’s Secretary, as applicable;

(viii)	The Payoff Letter; and

(ix)
such other instruments, certificates, consents or other documents requested by Parent which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

(h)           Legal Opinion.  Parent shall have received a legal opinion of Fox Rothschild LLP, counsel to the Company, providing such legal opinions reasonably requested by CIT Healthcare LLC in connection with the transactions contemplated by the Debt Commitment Letter that are customarily requested by a provider of a credit facility similar to the credit facility contemplated by the Debt Commitment Letter.

(i)           Debt Financing.  Parent shall have secured necessary financing that has enabled Parent to pay the Effective Time Cash Consideration Amount and the Escrow Amount at or prior to the Effective Time on terms that are substantially similar to the Debt Commitment Letter (or on terms that are, in the reasonable judgment of the Board of Directors of Parent, more advantageous to Parent and its stockholders).

(j)           Dissenters.  The total number of Dissenting Shares shall not exceed five percent (5%) of the issued and outstanding shares of Company Common Stock as of the Effective Time.

(k)           No Defaults under Credit Facility.  The Company shall not be in default in the performance of any term under the CIT Healthcare Credit Facility, and Parent shall have received a certificate from an officer of Company to such effect.

(l)           Restrictive Covenant Agreements.  Parent shall have received a separate restrictive covenant agreement with Parent and Merger Sub in substantially the form of Exhibit 10.02(l) attached hereto executed by each of the Stockholders other than Deborah Porter, Devinne Peterson and James Cefferati.

10.03                      Conditions to Obligations of the Company.  The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 14.04 below:

(a)           Representations and Warranties.  The representations and warranties of Parent contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, as if made on the Closing Date; provided, however, that any representation or warranty that is made or deemed made as of a specific date shall speak only as of such date; provided, further, that for purposes of this Section 10.03(a), if any representation or warranty made by Parent includes within its terms a materiality qualifier, such representation or warranty shall be true and correct in all respects on and as of the Closing Date.

(b)           Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Parent and Merger Sub to be performed and complied with by them pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c)           Certificates.  Parent and Merger Sub shall have delivered to the Company (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Sections 10.03(a) and 10.03(b) have been satisfied, (ii) a corporate secretary’s certificate certifying resolutions duly adopted by the Boards of Directors of Parent and Merger Sub evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, (iii) a certificate of incumbency, certifying the incumbency and authority of the officers who execute this Agreement and the Transaction Documents on behalf of Parent and Merger Sub, which certificate will be attested by Parent’s and Merger Sub’s corporate secretary, all in such reasonable detail as the Company and its counsel shall request, and (iv) favorable certificates of good standing (or comparable status) for each of Parent and Merger Sub from the Secretary of State of the State of Delaware dated as of a date that is not more than ten (10) calendar days prior to the Closing Date.

(d)           Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred since December 31, 2007.

(e)           Delivery of Documents at Closing.  Delivery of the following documents, duly executed by authorized officers of Parent or Merger Sub where applicable:

(i)	The Escrow Agreement substantially in the form attached hereto as Exhibit 3.02; and

(ii)	The Effective Time Merger Consideration Certificate.

ARTICLE 11

TERMINATION

11.01                      Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated, and the Merger abandoned, at any time prior to the Closing Date:

(a)           By mutual written consent duly authorized by the Boards of Directors of the Company and Parent;

(b)           By either the Company or Parent in the event that the Merger shall not have been consummated on or before the sixtieth (60th) calendar day after the date hereof (which date shall be extended to the ninetieth (90th) calendar day after the date hereof if the Merger shall not have been consummated as a result of the failure to satisfy the conditions set forth in Section 10.01(a)) (the “End Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 11.01(b); provided, however, that if the Stockholders’ Representative elects to require Parent to seek stockholder approval of the transactions contemplated by this Agreement prior to the Closing pursuant to Section 8.16 above, then for all purposes of this Agreement the End Date shall be extended until the earlier of (i) the date that is ten (10) business days following the Parent Stockholder Meeting and (ii) the date that is one hundred and twenty (120) calendar days after the date hereof;

(c)           By either the Company or Parent (provided that the terminating party is not then in breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement which breach is reasonably likely, in the opinion of the non-breaching party, to permit such party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standards set forth in Section 10.02 or 10.03, as applicable; provided, however, that if such breach in the representations, warranties, covenants or agreements is curable prior to the End Date through the exercise of commercially reasonable efforts and the breaching party exercises such commercially reasonable efforts to cure such breach, then the non-breaching party may not terminate this Agreement under this Section 11.01(c) prior to the later of (i) thirty (30) calendar days after it gives the breaching party receipt of written notice of such breach or (ii) the End Date;

(d)           By either the Company or Parent in the event (i) any Consent of any Governmental Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable;

(e)           By Parent if any of the conditions precedent to the obligations of Parent and Merger Sub (as contained in Section 10.02) to consummate the Merger cannot be satisfied or fulfilled by the End Date;

(f)           By the Company if any of the conditions precedent to the obligations of the Company (as contained in Section 10.03) to consummate the Merger cannot be satisfied or fulfilled by the End Date;

(g)           By Parent if on the date of this Agreement the Company fails to obtain the Requisite Consent or fails to deliver to Parent the Requisite Consent Action evidencing the receipt of the Requisite Consent;

(h)           By either the Company or Parent in the event that Parent submits the transactions contemplated by this Agreement, as amended if applicable, to the holders of Parent Common Stock in accordance with Section 8.16 above and the holders of Parent Common Stock fail to approve the transactions contemplated by this Agreement; or

(i)           By the Company (provided that the Company is not then in breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that Parent is unable to deliver to the Company on or before the thirtieth (30th) calendar day after the date hereof a letter signed by CIT Healthcare, LLC stating that CIT Healthcare, LLC and Parent have reached agreement on the terms of a credit agreement necessary for Parent to satisfy the condition set forth in Section 10.02(i) above, that a definitive version of such credit agreement by and between CIT Healthcare, LLC and Parent is complete and that, conditioned upon the consummation of the Merger, CIT Healthcare, Inc. is prepared to execute such credit agreement and fulfill its obligations thereunder.

11.02                      Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 11.01, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 8.05 and this 11.02 and Article 14, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching party from Liability resulting from any breach by that party of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE 12

INDEMNIFICATION

12.01                      Indemnification by the Owner.  Subject to Sections 12.04 through 12.08, the Owner shall indemnify and hold harmless Parent, Merger Sub, each Company Entity and their respective officers, directors, agents or Affiliates, from and against any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs and expenses, including, but not limited to, reasonable attorney's fees (collectively, "Losses"), suffered or incurred by any such party by reason of or arising out of any of the following:

(a)           the breach of any representation or warranty contained in Article 6 hereof by the Owner or in any document or instrument delivered by the Owner in its individual capacity in connection with this Agreement or the other Transaction Documents, or the failure of any such representation or warranty to be true and correct when made or deemed made; and

(b)           the breach or non-fulfillment of any covenant or agreement of the Owner contained in this Agreement or in any document or instrument delivered by the Owner in its individual capacity in connection with this Agreement or the other Transaction Documents.

12.02                      Indemnification by the Stockholders.  Subject to Sections 12.04 through 12.08, the Stockholders shall, jointly and severally, indemnify and hold harmless Parent, Merger Sub, each Company Entity and their respective officers, directors, agents or Affiliates, from and against any and all Losses suffered or incurred by any such party by reason of or arising out of any of the following:

(a)           the breach by the Company of any representation or warranty contained herein or in any document or instrument delivered by the Company in connection with this Agreement or the other Transaction Documents, or the failure of any such representation or warranty to be true and correct when made or deemed made;

(b)           the breach or non-fulfillment of any covenant or agreement of the Company contained in this Agreement or in any document or instrument delivered by the Company in connection with this Agreement or the other Transaction Documents;

(c)           any claim or demand by any Person (other than a Stockholder to the extent of his, her or its Ownership Percentage) asserting any equity interest in the Company or any other claim in respect of the Merger;

(d)           all Taxes (or the non-payment thereof) of the Company Entities for a Pre-Closing Tax Period, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Company Entities (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than the Company Entities) imposed on any Company Entity as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that the Stockholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Final Closing Statement; provided, further, that notwithstanding anything in this Agreement to the contrary the Stockholders shall reimburse Parent for any Taxes of the Company Entities which are the responsibility of the Stockholders pursuant to this Section 12.02(d) within five (5) business days after payment of such Taxes by Parent or the Company Entities;

(e)           any brokerage or finder’s fees or commissions or similar payments due in respect of the transactions contemplated hereto based on contracts or understandings with any Company Entity or any Stockholder;

(f)           any claim or demand by any Person seeking payment in connection with any Company Transaction Expenses in excess of the amount of the Company Transaction Expenses set forth in the Effective Time Merger Consideration Certificate; or

(g)           any payment of any Dissenters’ Excess Amount due in respect of any Dissenting Shares.

12.03                      Indemnification by Parent.  Subject to Sections 12.04 through 12.08, Parent shall indemnify and hold harmless the Stockholders and their heirs, representatives, successors, agents and assigns from and against any and all Losses suffered or incurred by any such Stockholder by reason of or arising out of any of the following:

(a)           the breach by Parent of any representation or warranty contained herein or in any document or instrument delivered to a Stockholder by Parent in connection with this Agreement, or the failure of any such representation or warranty to be true and correct when made or deemed made;

(b)           the breach or non-fulfillment of any covenant or agreement of Parent contained in this Agreement or in any document or instrument delivered to a Stockholder by Parent in connection with this Agreement; or

(c)           any brokerage or finder’s fees or commissions or similar payments due in respect of the transactions contemplated hereto based on contracts or understandings with Parent.

12.04                      Notice and Opportunity to Defend.  The party indemnified under this Article 12 (the "Indemnified Party") shall promptly give written notice to the indemnifying party(ies) (the "Indemnifying Party") of any matter giving rise to an obligation to indemnify.  The Indemnifying Party may assume the defense of such matter if it acknowledges the obligation to indemnify the Indemnified Party with respect to such claim.  If the Indemnifying Party assumes such defense it shall conduct the defense diligently with counsel reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party, in its sole discretion and at its cost and expense, may participate with its counsel in the conduct of such defense along side of the Indemnifying Party.  The Indemnifying Party may not settle any such claim without the consent of the Indemnified Party, unless such settlement provides for only monetary relief that is paid in full by or on behalf of the Indemnifying Party and includes a full and unconditional release of the Indemnified Parties.  If the Owner or the Stockholders are the Indemnifying Party, then the notice required by the immediately preceding sentence shall be given to the Stockholders’ Representative who shall act on behalf of the Indemnifying Party for purposes of this Article 12.  The Indemnified Party agrees to cooperate with the Indemnifying Party and to make reasonably available to the Indemnifying Party any necessary records or documents in the possession of the Indemnified Party which are necessary to defend such claim.  If the Indemnifying Party does not defend or settle such claim, the Indemnified Party may do so without the Indemnifying Party's participation, in which case the Indemnifying Party shall pay the expenses of such defense (including, without limitation, the Indemnified Party’s attorney’s fees), and the Indemnified Party may settle or compromise such claim without the Indemnifying Party's consent.  The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice.

12.05                      Indemnification Limits.

(a)           The indemnification rights of the parties hereto for Losses resulting solely from a breach of representations and warranties contained in this Agreement under Sections 12.02(a) and 12.03(a) are subject to the condition that the Indemnifying Party shall have received written notice of the Losses for which indemnity is sought within eighteen (18) months after the Closing Date; provided, however, that, the indemnification obligations resulting from a breach of the representations and warranties made in (a) Sections 5.10, 5.11, 5.18, 5.19, 5.20, 5.21, 5.22, 5.23, 5.24, 5.25, 7.09, 7.10, 7.11, 7.12 and 7.13 shall survive until thirty (30) calendar days after the expiration of all applicable statutes of limitations for assertions by third parties (including, without limitation, any Governmental Authority) of claims that would give rise to a claim for indemnification under such sections hereunder and (b) Sections 5.01, 5.02, 5.03, 5.04, 5.05, 7.01, 7.02, 7.03, 7.05, 7.06, and 7.07 shall survive indefinitely; provided, further, that if there is an unresolved claim at the expiration date for any applicable period for bringing an indemnification claim made in compliance with the terms of this Article 12, such applicable period shall not end in respect of such claim until such claim is resolved.  In the event that the Indemnifying Party receives actual notice of a claim, prior to the expiration of the applicable period referenced above, such notice shall be deemed to constitute the notice required to be given by the Indemnified Party hereunder, the same as if the Indemnified Party had timely given notice to the Indemnifying Party hereunder.

(b)           With regard to the right of indemnification under Sections 12.01 (a), 12.02(a) and 12.03(a), the Indemnifying Party(ies) shall be obligated to indemnify the Indemnified Party only when the aggregate of all Losses suffered or incurred by the Indemnified Party exceeds One Million Dollars ($1,000,000) (the “Threshold Amount”).  After the aggregate of all such Losses suffered or incurred by the Indemnified Party exceeds the Threshold Amount, the Indemnifying Party(ies) shall be obligated to indemnify the Indemnified Party to the full extent of all such Losses exceeding to Threshold Amount, and shall be obligated to indemnify the Indemnified Party with respect to fifty percent (50%) of the Threshold Amount.

(c)           Claims for indemnification under Section 12.02(a) shall not exceed Twenty-Five Million Dollars ($25,000,000); provided, however, that claims for indemnification under Section 12.02(a) with regard to a breach of any representation or warranty set forth in Sections 5.01, 5.02, 5.03, 5.04, 5.05 or 5.06 shall not exceed (A) the Effective Time Cash Consideration Amount, plus (B) the aggregate monetary value on the applicable date of issuance of the sum of (i) the Effective Time Common Stock Consideration Amount plus (ii) the Effective Time Preferred Stock Consideration Amount and plus (iii) if and when issued, the Parent Capital Stock issued as part of the Earn Out Payment, if any (collectively, the aggregate monetary value of (i), (ii) and (iii) shall be referred to as the “Aggregate Stock Consideration Amount”); provided, further, that the maximum liability for claims for indemnification with regard to a breach of any representation or warranty set forth in Section 5.06 shall be lowered to Twenty-Five Million Dollars ($25,000,000) thirty (30) calendar days after Parent files with the SEC its Annual Report on Form 10-K for the calendar year ending December 31, 2008 unless Parent has initiated an indemnification claim regarding a Section 5.06 representation or warranty breach prior thereto, in which case the maximum liability for such claim(s) shall remain the Effective Time Cash Consideration Amount plus the Aggregate Stock Consideration Amount or such lesser amount as is set forth in such indemnification claim(s) until any such claim(s) are resolved.  Notwithstanding anything herein to the contrary, in the event Parent is obligated to pay an Earn Out Payment, the above dollar thresholds shall be increased by the amount of such Earn Out Payment, respectively.  The above limitations shall apply regardless of whether the amount of any such indemnification claim is recovered from the Escrow Amount or directly from the Owner.  Notwithstanding the foregoing and for the avoidance of doubt, the above limitations shall not apply to claims for indemnification under Sections 12.01(b) and 12.02(b) through (g).

(d)           Claims for indemnification under Section 12.03(a) shall not exceed Twenty-Five Million Dollars ($25,000,000); provided, however, that claims for indemnification under Section 12.03(a) with regard to a breach of any representation or warranty set forth in Sections 7.01, 7.02, 7.03, 7.04, 7.05, 7.06 or 7.07 shall not exceed the Aggregate Stock Consideration Amount.  Notwithstanding the foregoing and for the avoidance of doubt, the above limitations shall not apply to claims for indemnification under Sections 12.03(b) and 12.03(c).

(e)           For purposes of Sections 12.05(c) and 12.05(d), the aggregate monetary value of a number of shares of Parent Capital Stock for purposes of determining the Aggregate Stock Consideration Amount shall be determined based on the ten (10)-day average of the closing price of Parent’s Common Stock immediately preceding the date in which the Aggregate Stock Consideration Amount is to be determined, which for purposes of making an indemnification claim shall be the date of payment of such indemnity claim; provided, however, that in the event the Owner sells or otherwise disposes of any of its shares in an arms length transaction to a third party purchaser not affiliated with the Owner prior to the determination of the Aggregate Stock Consideration Amount, any such transferred shares shall be valued at the monetary value of the consideration the Owner received in exchange for such shares for purposes of determining the Aggregate Stock Consideration Amount for  Section 12.05(c).

(f)           Any payments required to be made by the Stockholders pursuant to Section 12.02 shall initially be made from the Escrow Amount in accordance with the terms of the Escrow Agreement and if the Escrow Agreement has terminated or the Escrow Amount is insufficient to satisfy an amount due in connection with a claim under Section 12.02 then Parent shall seek recovery of the excess above the Escrow Amount from the Owner.  Parent, in Parent’s sole discretion, may seek payment from the Owner in connection with any payments required to be made by the Owner pursuant to Section 12.01 either from the Escrow Amount in accordance with the terms of the Escrow Agreement and up to the Owner’s proportionate share of the Escrow Amount or directly from the Owner.  In any instance when the Escrow Amount is insufficient to satisfy the obligations under this Article 12 or if the Escrow Agreement has terminated, then the Owner shall pay to Parent in cash an amount equal to the excess of such Losses over the Escrow Amount (subject to the limitations set forth in subsections (b) and (c) above).  Notwithstanding anything in this Article 12 to the contrary, the Owner shall have the right to pay up to fifty-five percent (55%) of any Loss in excess of the Escrow Amount in Parent Capital Stock, with the monetary value of such Parent Capital Stock being determined based on the ten (10)-day average of the closing price of Parent’s Common Stock at the time of payment of the indemnity claim.

(g)           No Indemnifying Party shall have any liability under this Article 12 for any Claim by an Indemnified Party alleging special, exemplary, punitive or consequential damages suffered by such Indemnified Party unless claimed by a third party in a matter covered by this Article 12.

(h)           Notwithstanding anything in this Article 12, including Section 12.05(a), to the contrary, in the event of any Fundamental Parent Transaction the indemnification rights set forth in this Article 12 shall terminate upon the later to occur of (i) the consummation of any Fundamental Parent Transaction or (ii) the expiration of the thirty (30)-day period following end of the Earn Out Period.

12.06                      Survival; Insurance.  The representations and warranties of the parties contained in this Agreement and the other Transaction Documents or in any document or instrument delivered in connection therewith shall survive the Closing for the period of time set forth in Section 12.05(a) above and shall not be extinguished thereby notwithstanding any investigation or other examination by any party.  Any indemnified Loss shall be reduced by the amount of any insurance proceeds actually received from insurance maintained by the Indemnified Party, which shall nevertheless be applied against the amounts described in Section 12.05 above.  The limitations contained in this Article 12 shall not apply to fraud or intentional misrepresentation.

12.07                      Adjustment to Earn Out.  Any payment of an indemnification claim hereunder shall be accounted for as an adjustment to the Aggregate Merger Consideration and may be used to reduce or offset against the Earn Out Payment, if any, as appropriate, provided Parent has given written declaration and articulated in writing a good faith and rational basis for the amount of Loss asserted.  The foregoing shall not relieve the Owner or the Stockholders of any indemnification obligation hereunder if the amount of Loss or unpaid Earn Out Payment is not yet determined, or otherwise not due, or is insufficient to cover an amount due to the Indemnified Party.

12.08                      Exclusive Remedy.  The indemnification provided in this Article 12 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement; provided, however, this exclusive remedy for damages does not preclude (i) a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any of the Transaction Documents, (ii) a party from pursuing remedies under applicable Law for fraud or intentional misrepresentation or (iii) any Stockholder from joining in a class action suit arising out of an Exchange Act Section 10(b)-5 claim or similar claim brought against Parent by any holder of Parent Capital Stock.

ARTICLE 13

CERTAIN DEFINITIONS

13.01                      Definitions.

(a)           Except as otherwise provided herein, the capitalized terms set forth below have the following meanings:

“Acquired Business” means the business of providing alternative site or specialized pharmaceuticals, including, but not limited to, IVIG, blood factor products and synagis®, whether oral, injectable or infused, and related pharmaceutical services to patients suffering from chronic or acute ailments, including, without limitation, intravenous immunoglobin to patients suffering from immunodeficient or autoimmune disorders, blood clotting factor and related pharmacy services to patients with hemophilia, specialized therapy to patients with growth hormone disorders, disorders from transplants, respiratory syncytial virus, HIV/AIDS, Hepatitis C, Crohn’s disease, multiple sclerosis, neurological disorders, cancer or other chronic or acute diseases or disorders.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such party; (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such party, provided, however, other Person that is permitted to file a report on Schedule 13G of the Exchange Act, with respect to its ownership of a Person shall not be deemed to be an Affiliate of such Person; or (iii) any other Person for which a Person described in clause (ii) above acts in any such capacity.  For purposes of the foregoing, “control” shall have the meaning provided by Rule 405 of the Securities Act, or any successor rule thereto.

“Aggregate Merger Consideration” means the Effective Time Merger Consideration plus the amount, if any, of any additional merger consideration payable in the form of an Earn Out Payment.

“Alliance Ambulatory Earn Out Payment” means the aggregate amount paid or payable to Alliance Ambulatory Infusion Center, L.P. in connection with that certain Asset Purchase Agreement, dated September 1, 2007, by and among Biomed Texas, Inc., Alliance Ambulatory Infusion Center, L.P., Anne-Marie Riley and Carol Thomas.

“Assumed Indebtedness” means any and all principal and interest amounts outstanding or accrued as of the Effective Time pursuant to the terms of (i) the Mirra Note, (ii) the RAM Capital Notes and (iii) the CIT Healthcare Credit Facility.

“Assumed Indebtedness Excess Amount” means the amount, if any, that the aggregate of all principal and interest obligations set forth in the Payoff Letter plus the aggregate of all principal and interest amounts outstanding or accrued as of the Effective Time under the Mirra Note and the RAM Capital Notes collectively exceeds Eighteen Million Six Hundred Thousand Dollars ($18,600,000).

 “Certificate of Designation” means the Certificate of Designation, Preferences and Rights of Series A-1  Convertible Preferred Stock of Parent to be filed with the Secretary of State of the State of Delaware prior to the Closing Date.

“CIT Healthcare Credit Facility” means that certain Amended and Restated Financing Agreement dated October 15, 2007 by and between the Company and CIT Healthcare, LLC.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Common Stock” means the $0.01 par value per share Common Stock of the Company.

“Company Entities” means, collectively, the Company and all of its Subsidiaries.

“Company Material Adverse Effect” means an event, change or circumstance that, individually or together with any other event, change or circumstance, has been or is reasonably likely to be material and adverse to (i) the business, properties, operations, earnings, condition (financial or otherwise), assets, results of operations or liabilities of the Company Entities, taken as a whole, or (ii) the ability of the Company Entities or the Owner to perform their obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that a Company Material Adverse Effect shall not include (A) economic conditions generally in the United States (provided that no Company Entity is disproportionately affected thereby),                          (B) circumstances or events that generally affect the industries engaged in the Acquired Business (provided that no Company Entity is disproportionately affected thereby), (C) actions and omissions of the Company Entities taken with the prior written consent of Parent in contemplation of the transactions contemplated hereby or (D) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement.

“Company Transaction Expenses” means any and all fees and expenses of the Company Entities payable (regardless of whether incurred prior to or after the Closing Date) in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their financial or other consultants, investment bankers, accountants (including, without limitation, the fees and expenses of Morris J. Cohen & Co., P.C. in connection with its performance of the audit contemplated by Section 8.02 above), and counsel, but not including any filing fees under the HSR Act or any expenses incurred in connection with obtaining any Consents required under Section 8.03(b).

“Consent” means any consent, approval, authorization, clearance, exemption, waiver of similar affirmation by any Person pursuant to any contract or agreement, Law, Order or permit.

“Dissenters Excess Amount” means, in the event there are holders of Dissenting Shares that establish and perfect their entitlement to the relief provided in Section 262 of the DGCL and who then receive payment for the fair value of such Dissenting Shares in lieu of the Effective Time Merger Consideration and the contingent right to receive a proportionate percentage of the Escrow Amount or the Earn Out Payment, if any, the aggregate amount of (i) the difference between the fair value per share received for such Dissenting Shares and the monetary value of the Effective Time Per Share Merger Consideration multiplied by (ii) the total number of Dissenting Shares.

“Earn Out Payment” means the aggregate amount payable, if any, by Parent to the Stockholders pursuant to the terms of Article 4 of this Agreement.

“EBITDA of the Acquired Business” means earnings before interest, taxes, depreciation and amortization, determined in accordance with GAAP, of the Acquired Business and will include all adjustments appropriate to reflect the Acquired Business on a stand alone basis substantially consistent with past practices, including (a) an appropriate allocation of ascertainable direct costs and expenses      (i) incurred by Parent or its Affiliates for the direct benefit of the Acquired Business, (ii) incurred by the Acquired Business for the direct benefit of the other businesses of Parent or its Affiliates or (iii) charged as corporate overhead not specifically and solely for the benefit of the Acquired Business and (b) where there is a benefit to the Acquired Business in the form of cost elimination or reduction by reason of shifting costs to Parent or its Affiliates or a charge to the Acquired Business by reason of shifting costs from Parent or its Affiliates to the Acquired Business, the allocation thereof to the Acquired Business shall be in such a manner so as to reasonably approximate the operation of the Acquired Business on a stand alone basis substantially consistent with its operations prior to the Closing.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata), including, without limitation (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq., (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq.); (ix) the Safe Drinking Water Act (41 U.S.C. §§300f et seq.); (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (ix) of this subparagraph; (xi) any amendments to the statutes, laws or ordinances listed in parts (i) - (x) of this subparagraph, regardless of whether in existence on the date hereof; (xii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (xi) of this subparagraph; and (xiii) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company Entities, any entity which, together with the Company, would be treated as a single employer (i) under Section 414(b) or (c) of the Code or (ii) for purposes of any Pension Plan subject to Title IV of ERISA, under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Fundamental Parent Transaction” means either (i) the liquidation of Parent, (ii) the sale of all or substantially all of the assets of Parent or (iii) any merger, statutory share exchange, consolidation or recapitalization of Parent, with or into another entity, other than any merger, statutory share exchange, consolidation or recapitalization resulting in the then-current holders of the capital stock of Parent holding a majority of the capital stock of the surviving or resulting entity.

“GAAP” means generally accepted accounting principles as employed in the United States of America, applied consistently with prior periods.

“Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of securities that would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned securities representing more than 5% of any class of securities then outstanding.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, contaminant, equipment or fixture defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, asbestos and asbestos-containing materials, and polychlorinated biphenyls (PCBs).

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all trademarks, trade names, service marks, service names, brand names, copyrights, technology rights and licenses, know-how, software and patents, registrations thereof and applications therefor, and any other intellectual property of the Company Entities.

“Inventory” shall mean all inventories of supplies, drugs, and other disposables and consumables located on site at the locations where the Company Entities conduct the Acquired Business valued at the lesser of cost or current market value.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means actual knowledge after due inquiry by the individuals (1) set forth on Schedule 13.01(a)-(1) attached hereto with respect to the Company or any Company Entity and (2) set forth on Schedule 13.01(a)-(2) attached hereto with respect to Parent.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any lien, mortgage, pledge, reservation, option, right of first refusal, restriction, security interest, title retention, or other security arrangement, conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for current property Taxes not yet due and payable.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination, investigation or inquiry (whether formal or informal), audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Person, its business, its records, its policies, its practices, its compliance with Law, its actions, its assets (including contracts related to it), or the transactions contemplated by this Agreement.

“Mirra Note” means that certain Promissory Note for the face amount of Three Million Dollars ($3,000,000), plus any interest now or hereinafter due thereunder, dated October 5, 2007 by and between the Company as the maker and Raymond A. Mirra, Jr. as the Payee.

“Net Working Capital” means (a) the value of all cash, cash equivalents, accounts receivable and Inventory of the Company Entities as of the Closing Date, minus (b) the value of all accounts payable, accrued current liabilities not yet due (but excluding the current portion, if any, of any items of the Assumed Indebtedness), any unpaid Company Transaction Expenses and taxes payable of the Company Entities as of the Closing Date, determined in each case in accordance with GAAP.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“Ownership Percentage” means the relative ownership percentage immediately prior to Closing of each holder of Company Common Stock determined by dividing (i) the number of shares of Company Common Stock owned by such holder, by (ii) eight hundred (800).

“Parent Capital Stock” means the Parent Common Stock and Parent Preferred Stock being issued in accordance with the terms of this Agreement.

“Parent Common Stock” means the $0.001 par value per share Common Stock of Parent.

“Parent Material Adverse Effect” means an event, change or circumstance that, individually or together with any other event, change or circumstance, has been or is reasonably likely to be material and adverse to (i) the business, properties, operations, earnings, condition (financial or otherwise), assets, results of operations or liabilities of Parent, or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that a Parent Material Adverse Effect shall not include (A) economic conditions generally in the United States (provided that Parent is not disproportionately affected thereby), (B) circumstances or events that generally affect the industries in which Parent competes (provided that Parent is not disproportionately affected thereby), (C) actions and omissions of Parent taken with the prior written consent of the Stockholders’ Representative in contemplation of the transactions contemplated hereby or (D) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement.

“Parent Preferred Stock” means the $0.001 par value per share Series A-1  Convertible Preferred Stock of Parent.

“Payoff Letter” means a payoff letter satisfactory to Parent from CIT Healthcare, LLC in connection with the Assumed Indebtedness (except the Mirra Note and the RAM Capital Notes) setting forth all principal and interest amounts outstanding as of the Effective Time.

“Permitted Liens” means (i) Liens for current taxes or assessment that are not yet due and payable and that were incurred in the ordinary course of business; (ii) builder, mechanic, warehouseman, materialmen, contractor liens and other similar Liens imposed by law arising in the ordinary course of business, in each case for obligations which are not yet due and payable; and (iii) all Liens set forth on Schedule 13.01(a)-(3) attached hereto.

“Person” means a natural person or any legal, commercial or governmental entity, including, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Pre-Closing Tax Period” means a Taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date.  In the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company Entities for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company Entities hold a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company Entities for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

“RAM Capital Fees” means any management or other fees payable to RAM Capital Group, LLC in connection with any services provided to the Company Entities by RAM Capital Group, LLC prior to the Closing Date, including, without limitation, any managerial, consulting, legal, human resource or other similar services.

“RAM Capital Notes” means the following Promissory Notes: (i) that certain Promissory Note for the face amount of Two Hundred Eighteen Thousand Five Hundred Thirty-Five Dollars ($218,535), plus any interest now or hereinafter due thereunder, dated December 31, 2007 by and among Biomed America, Inc., Biomed Pharmaceuticals, Inc., Biomed California, Inc., Biomed Florida, Inc., Biomed Kansas, Inc., Biomed PA, Inc. and Biomed Texas, Inc. collectively as the makers and RAM Capital Group, LLC as the Payee, and (ii) that certain Promissory Note in the aggregate amount of Four Hundred Twenty-Five Thousand Dollars ($425,000), plus any interest now or hereinafter due thereunder, dated September 30, 2006 by and between Apogenics Healthcare, Inc. as the maker and RAM Capital Group, LLC as the Payee.

“Representatives” shall mean investment banking, legal and accounting firms and those acting on behalf of a Person or who have apparent authority to bind a Person.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder” means a holder of Company Common Stock.

“Subsidiaries” means all those corporations, associations, or other business entities of which any party (i) owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of limited liability companies, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees, managing members or managers thereof.

“Target Net Working Capital” means Eight Million Two Hundred Fifteen Thousand Two Hundred Ninety-Five Dollars ($8,215,295).

“Taxes” means any federal, state, county, local, foreign or other tax, charge, imposition or other levy (including interest or penalties thereon) including without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, any taxes or fees related to unclaimed property, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof, or by any jurisdiction other than the United States or any political subdivision thereof, together with any interest, penalty, and addition thereto, and including any liability for taxes of another Person under Treas. Reg. Section 1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

“Tax Return” means any and all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Governmental Authority, including any attachment thereto or amendment thereof.

“Transaction Documents” means this Agreement and the other documents and instruments to be entered into and delivered pursuant to this Agreement.

(b)           In addition to the terms defined in Section 13.01(a) above, the terms set forth below shall have the meanings ascribed thereto in the referenced sections:

30-Day Period – Section 3.03(b)
Access – Section 5.06
Accountant’s Determination – Section 3.03(b)
Accounting Arbitrator – Section 3.03(b)
Acquisition Financial Statements – Section 5.06
Acquisition Proposal – Section 8.01(c)
Actual Shortfall Amount – Section 3.03(c)
Additional Shortfall Amount – Section 3.03(c)
Adjusted Shortfall Amount – Section 3.03(c)
Agent – Section 3.02(c)
Agreement – Introductory Paragraph
Aggregate Stock Consideration Amount – Section 12.05(c)
Antitrust Laws – Section 8.03(a)
Atlas – Section 5.06
Benefit Plans – Section 5.16(a)
Ceiling Amount – Section 4.01(e)
Certificates – Section 3.02(b)
Certificate of Merger – Section 1.03
Closing – Section 1.02
Closing Date – Section 1.02
Common Stock Cap – Section 3.01(a)
Company – Introductory Paragraph
Company Agreements – Section 5.14(a)
Company Indemnified Party – Section 8.10(a)
Company Subsidiary Shares – Section 5.29(a)
Confidentiality Agreement – Section 8.05
Conversion Approval Proposal – Section 8.11(a)
Credit Facility – Section 4.01(c)
DGCL – Section 1.01
Debt Commitment Letter – Section 7.15
Debt Financing – Section 8.13(a)
Dissenting Shares – Section 2.03
DOJ - Section 8.03(a)
Earn Out Determination Date – Section 4.02(d)
Earn Out Objection Notice – Section 4.02(b)
Earn Out Payment Amount – Section 4.01(b)
Earn Out Payment Certificate – Section 4.02(a)
Earn Out Period – Section 4.01(a)
Earn Out Share Amount – Section 4.01(e)
Effective Time – Section 1.03
Effective Time Cash Consideration Amount –
Section 3.01(a)
Effective Time Common Stock Consideration Amount – Section 3.01(a)
Effective Time Merger Consideration –
Section 3.01(a)
Effective Time Merger Consideration Certificate – Section 3.02(c)
Effective Time Per Share Merger Consideration –
             Section 3.01(b)
Effective Time Preferred Stock Consideration Amount – Section 3.01(a)
Effective Time Surrendering Stockholder –
Section 3.02(b)

End Date - Section 11.01(b)
Environmental Permits – Section 5.18(d)
ERISA Plan – Section 5.16(a)
Escrow Account – Section 3.02(a)
Escrow Agent – Section 3.02(a)
Escrow Agreement – Section 3.02(a)
Escrow Amount – Section 3.02(a)
Estimated Closing Net Working Capital – Section 3.03(a)
Estimated Closing Statement – Section 3.03(a)
Estimated Shortfall Amount – Section 3.03(a)
Final Closing Net Working Capital – Section 3.03(b)
Final Closing Statement – Section 3.03(b)
Final Determination Date – Section 3.03(b)
Financial Statements - Section 5.06
Floor Amount – Section 4.01(e)
FTC - Section 8.03(a)
Government Authority – Section 5.03(b)
Government Programs - Section 5.20(a)
HIPAA – Section 5.23
Indemnified Party – Section 12.04
Indemnifying Party - Section 12.04
Information Statement – Section 5.35
Interim Earn Out Payment Amount – Section 4.02(e)
Interim Earn Out Payment Certificate – Section 4.02(e)
Leased Real Property – Section 5.12(a)
Losses - Section 12.1
Material Parent Agreements – 7.09
Medicare and Medicaid Programs –                     Section 5.20(a)
Merger – Preamble
Merger Sub – Introductory Paragraph
Objection Notice – Section 3.03(b)
Owner – Introductory Paragraph
Parent Financials – Section 7.14(b)
Parent – Introductory Paragraph
Parent Stockholders Meeting – Section 8.11(a)
Parent SEC Reports – Section 7.14(a)
Pension Plan – Section 5.16(a)
Per Share Earn Out Payment – Section 4.01(b)
Private Programs – Section 5.20(a)
Proxy Statement – Section 8.11(b)
RAM Waiver and Release – Section 9.04
Remuneration – Section 5.22(a)
Resignations and Releases – Section 8.06
Requisite Consent – Preamble
Requisite Consent Action - Preamble
Settlement Agreement – Section 3.03(b)
Stockholder Notice – Section 8.9
Stockholders’ Representative – Section 14.02
Surviving Corporation – Section 1.01
Threshold Amount – Section 12.05(b)
Transition Services Agreement – Section 8.15

(c)           Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.01                      Notices.

(a)           All notices and other communications under this Agreement shall be in the English language, shall be in writing and shall be delivered (i) by email, facsimile or telecopier transmission (provided that a transmission confirmation is received by the sender and a confirmation copy is sent by a recognized overnight courier service), in which case such notice or communication shall be deemed to have been delivered as of the date so transmitted (or, if not transmitted during a business day for the recipient, the next following business day), or (ii) by a recognized international overnight courier service, in which case such notice or communication shall be deemed to have been delivered the next business day of the recipient following deposit with an international overnight courier service, in each case to the addresses set forth below (or at such other addresses as may be provided hereunder):

If to the Company:	Biomed America, Inc.
950 Calcon Hook Road, Suite 15
Sharon Hill, PA 19079
Attn.: Raymond A. Mirra, Jr., President
Telecopier Number: (610) 586-3320

Copy to Counsel:	Fox Rothschild LLP
2000 Market Street, 10th Floor
Philadelphia, PA 19103
Attn.: Bradley S. Rodos, Esquire
Telecopier Number: (215) 299-2150

If to the Owner:	Raymond A. Mirra, Jr., Stockholders’ Representative
1974 Sproul Road, Suite 204
Broomall, PA 19008
Telecopier Number: (610) 356-1655

Copy to Counsel:	Joseph A. Troilo, Jr., Esquire
RAM Capital Group, LLC
1974 Sproul Road, Suite 204
Broomall, PA 19008
Telecopier Number: (610) 356-1655

If to Parent or Merger Sub:	Allion Healthcare, Inc.
1660 Walt Whitman Road, Suite 105
Melville, NY 11747
Telecopier Number: (631) 249-5863

Copy to Counsel:	Alston & Bird LLP
One Atlantic Center
1201 W. Peachtree Street
Atlanta, Georgia 30309
Attention: Steven L. Pottle, Esquire
Telecopier Number: (404) 881-7777

(b)           Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 14.01.

14.02                      Stockholders' Representative.

(a)           The Owner and the Company hereby and, by virtue of the Requisite Consent Action all of the Stockholders also, irrevocably make, constitute and appoint Raymond A. Mirra, Jr., as their agent and attorney-in-fact (individually or collectively the "Stockholders' Representative") and authorize and empower him to fulfill the role of Stockholders’ Representative hereunder.  As to the Stockholders who do not execute the Requisite Consent Action, the Company has joined this Section 14.02 to authorize the Stockholders' Representative to act in a ministerial and administrative capacity for such Stockholders under this Agreement and the Escrow Agreement.  If the Stockholders' Representative should die or become incapacitated, his or her successor shall be appointed within fifteen (15) calendar days of his or her death or incapacity by a majority of the remaining Stockholders, and any such successor shall be a Stockholder or an officer of a Stockholder and shall agree in writing to accept such appointment.  The choice of a successor Stockholders' Representative appointed in any manner permitted above shall be final and binding upon all of the Stockholders.  The decisions and actions of any successor Stockholders' Representative shall be, for all purposes, those of the Stockholders' Representative as if originally named herein.

(b)           Each Stockholder has made, constituted and appointed and by the execution of this Agreement or the Requisite Consent Action hereby or thereby irrevocably makes, constitutes and appoints each Stockholders' Representative acting alone as such person's true and lawful attorney-in-fact and agent, for such person and in such person's name, place and stead for all purposes necessary or desirable in order for the Stockholders' Representative to take the actions contemplated by the Transaction Documents on behalf of the Stockholders, with the ability to execute and deliver all instruments, certificates and other documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Stockholder could do personally, and each Stockholder hereby or thereby ratifies and confirms as his, her or its own act, all that the Stockholders' Representative shall do or cause to be done pursuant to the provisions of this Section 14.02.  All notices under Section 14.01 and all other notices and communications directed to Stockholders under this Agreement shall be given to Stockholders' Representative.

(c)           The death of incapacity of any Stockholder shall not terminate the authority and agency of the Stockholders' Representative.

(d)           The Owner hereby agrees to indemnify the Stockholders' Representative and to hold him or her harmless against any and all loss, liability or expense incurred without bad faith on the part of the Stockholders' Representative and arising out of or in connection with his or her duties as Stockholders' Representative, including the reasonable costs and expenses incurred by the Stockholders' Representative in defending against any claim or liability in connection herewith.

14.03                      Further Assurances.  Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

14.04                      Waiver.

(a)           Prior to or at the Effective Time, Parent, acting through its chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

(b)           Prior to or at the Effective Time, the Company, acting through its chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by Parent or Merger Sub, to waive or extend the time for the compliance or fulfillment by Parent or Merger Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company.

(c)           The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

14.05                      Assignment.   This Agreement shall not be assignable by any of the parties hereto without the written consent of Parent, in the case of an assignment by the Company or the Owner, or the Company, in the case of an assignment by Parent or Merger Sub; provided, however, that at any time after the date hereof Parent or Merger Sub may assign its rights and obligations under this Agreement without the consent of the Company to any party that acquires substantially all of the assets or stock of Parent or Merger Sub or any successor entity resulting from a merger or consolidation of or with Parent or Merger Sub; provided, further, that after the Closing Parent or Merger Sub may assign its rights and obligations under this Agreement without the consent of the Company to any direct or indirect Subsidiary or Affiliate of Parent or Merger Sub.

14.06                      Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.  This Agreement shall survive the Closing and not be merged therein.

14.07                      Headings.  The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

14.08                      Entire Agreement.  The schedules and all Exhibits attached to this Agreement are by reference made a part hereof.  This Agreement, the schedules attached hereto, Exhibits, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

14.09                      Governing Law; Severability.  This Agreement shall be governed by and construed in accordance with the Laws of the State Delaware, without regard to any applicable conflicts of Laws.  The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.  As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Delaware Chancery Court in Wilmington, Delaware.  If jurisdiction is not present in federal court, then the parties hereby agree and consent to the exclusive jurisdiction of the state courts of Wilmington County, Delaware.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

14.10                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.11                      Brokers.  Except as set forth in Schedule 7.16 attached hereto with regard to Parent, none of the Company and the Owner, on the one hand, or Parent and Merger Sub, on the other hand, has hired any brokers or finders or owes any party commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement. The Company shall indemnify, hold harmless and defend Parent and Merger Sub and their Affiliates, and Parent and Merger Sub shall indemnify, hold harmless and defend the Company, the Owner and their Affiliates, from and against the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or which may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation, execution and consummation of the transactions contemplated hereby.

14.12                      Expenses.  Subject to Section 3.01(a)(iii) hereof, each of the parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel; provided, however, that Parent shall pay all filing fees required in connection with any filings under the HSR act and all expenses incurred in connection with obtaining any Consents required under Section 8.03(b).

14.13                      No Intention to Benefit Third Parties.  Nothing in this Agreement is intended to benefit any Person other than the parties hereto or to create any third party beneficiary right in any other Person, except as specifically contemplated by Section 8.10 hereof.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by an authorized officer on its behalf as of the day and year first above written.

PARENT:	ALLION HEALTHCARE, INC.

By:       /s/ Michael P. Moran
Name:   Michael P. Moran                                                                           Title:Chief Executive Officer and President

MERGER SUB:	BIOMED HEALTHCARE, INC.

By:       /s/ Michael P. Moran
Name:   Michael P. Moran                                                                           Title:Chief Executive Officer and President

THE COMPANY:                                                                           BIOMED AMERICA, INC.

By:        /s/ Raymond A. Mirra, Jr.
Name :   Raymond A. Mirra, Jr.
Title:                        President

OWNER:	PARALLEX LLC

By:        /s/ Raymond A. Mirra, Jr.
Name :   Raymond A. Mirra, Jr.
Title:                        President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]